                                                                    EXHIBIT 10.1


                                                                  EXECUTION COPY




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                                  $150,000,000

                                CREDIT AGREEMENT


                                     among


                             BELCO OIL & GAS CORP.,
                                  as Borrower


                              The Several Lenders
                        from Time to Time Parties Hereto


                                      and


                           THE CHASE MANHATTAN BANK,
                            as Administrative Agent


                         Dated as of September 23, 1997



================================================================================

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
            SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .    1
                  1.1  Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . .    1
                  1.2  Other Definitional Provisions  . . . . . . . . . . . . . . . .   18

            SECTION 2.  AMOUNT AND TERMS OF REVOLVING COMMITMENTS   . . . . . . . . .   19
                  2.1  Revolving Credit Commitments   . . . . . . . . . . . . . . . .   19
                  2.2  Procedure for Revolving Credit Borrowing   . . . . . . . . . .   19
                  2.3  Repayment of Loans; Evidence of Debt   . . . . . . . . . . . .   20

            SECTION 3.  LETTERS OF CREDIT . . . . . . . . . . . . . . . . . . . . . .   20
                  3.1  The L/C Commitment   . . . . . . . . . . . . . . . . . . . . .   20
                  3.2  Procedure for Issuance of Letters of Credit  . . . . . . . . .   21
                  3.3  Fees, Commissions and Other Charges  . . . . . . . . . . . . .   21
                  3.4  L/C Participations   . . . . . . . . . . . . . . . . . . . . .   22
                  3.5  Reimbursement Obligation of the Borrower   . . . . . . . . . .   23
                  3.6  Obligations Absolute   . . . . . . . . . . . . . . . . . . . .   23
                  3.7  Letter of Credit Payments  . . . . . . . . . . . . . . . . . .   24
                  3.8  L/C Applications   . . . . . . . . . . . . . . . . . . . . . .   24

            SECTION 4.  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . .   24
                  4.1  Interest Rates and Payment Dates   . . . . . . . . . . . . . .   24
                  4.2  Computation of Interest and Fees   . . . . . . . . . . . . . .   24
                  4.3  Conversion and Continuation Options  . . . . . . . . . . . . .   25
                  4.4  Minimum Amounts Maximum Number of Tranches   . . . . . . . . .   25
                  4.5  Optional Prepayments and Commitment Reductions   . . . . . . .   25
                  4.6  Commitment Fee; Administrative Agent's Fee; Other Fees   . . .   27
                  4.7  Inability to Determine Interest Rate   . . . . . . . . . . . .   27
                  4.8  Pro Rata Treatment and Payments  . . . . . . . . . . . . . . .   28
                  4.9  Computation of Borrowing Base  . . . . . . . . . . . . . . . .   28
                  4.10  Borrowing Base Compliance   . . . . . . . . . . . . . . . . .   30
                  4.11  Illegality  . . . . . . . . . . . . . . . . . . . . . . . . .   30
                  4.12  Requirements of Law   . . . . . . . . . . . . . . . . . . . .   30
                  4.13  Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
                  4.14  Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . .   32
                  4.15  Change of Lending Office  . . . . . . . . . . . . . . . . . .   33

            SECTION 5.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . .   34
                  5.1  Financial Condition  . . . . . . . . . . . . . . . . . . . . .   34
                  5.2  No Change  . . . . . . . . . . . . . . . . . . . . . . . . . .   34
                  5.3  Existence; Compliance with Law   . . . . . . . . . . . . . . .   35
                  5.4  Power; Authorization; Enforceable Obligations  . . . . . . . .   35
                  5.5  No Legal Bar   . . . . . . . . . . . . . . . . . . . . . . . .   35
                  5.6  No Material Litigation   . . . . . . . . . . . . . . . . . . .   35
                  5.7  No Default   . . . . . . . . . . . . . . . . . . . . . . . . .   35
                  5.8  Ownership of Property; Liens   . . . . . . . . . . . . . . . .   36

                                                                                      Page
                                                                                      ----
                  5.9  Intellectual Property  . . . . . . . . . . . . . . . . . . . .   36
                  5.10  No Burdensome Restrictions  . . . . . . . . . . . . . . . . .   36
                  5.11  Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                  5.12  Federal Reserve Regulations   . . . . . . . . . . . . . . . .   37
                  5.13  ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
                  5.14  Investment Company Act; Other Regulations   . . . . . . . . .   37
                  5.15  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . .   37
                  5.16  Purpose of Loans  . . . . . . . . . . . . . . . . . . . . . .   37
                  5.17  Environmental Matters   . . . . . . . . . . . . . . . . . . .   38
                  5.18  No Material Misstatements   . . . . . . . . . . . . . . . . .   38
                  5.19  Insurance   . . . . . . . . . . . . . . . . . . . . . . . . .   39
                  5.20  Future Commitments  . . . . . . . . . . . . . . . . . . . . .   39
                  5.21  Pledge Agreement  . . . . . . . . . . . . . . . . . . . . . .   39

            SECTION 6.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . .   39
                  6.1  Conditions to Initial Extensions of Credit   . . . . . . . . .   39
                  6.2  Conditions to Each Extension of Credit   . . . . . . . . . . .   42

            SECTION 7.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . .   42
                  7.1  Financial Statements   . . . . . . . . . . . . . . . . . . . .   43
                  7.2  Certificates; Other Information  . . . . . . . . . . . . . . .   43
                  7.3  Payment of Obligations   . . . . . . . . . . . . . . . . . . .   44
                  7.4  Conduct of Business and Maintenance of Existence; Compliance
                         with Law and Contractual Obligations   . . . . . . . . . . .   44
                  7.5  Maintenance of Property; Insurance   . . . . . . . . . . . . .   44
                  7.6  Inspection of Property; Books and Records; Discussions   . . .   44
                  7.7  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
                  7.8  Environmental Laws   . . . . . . . . . . . . . . . . . . . . .   45
                  7.9  Additional Collateral  . . . . . . . . . . . . . . . . . . . .   46
                  7.10  Maintenance and Operation of Property   . . . . . . . . . . .   47
                  7.11  Further Assurances  . . . . . . . . . . . . . . . . . . . . .   47

            SECTION 8.  NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . .   47
                  8.1  Financial Covenant Conditions  . . . . . . . . . . . . . . . .   47
                  8.2  Limitation on Indebtedness   . . . . . . . . . . . . . . . . .   48
                  8.3  Limitation on Liens  . . . . . . . . . . . . . . . . . . . . .   49
                  8.4  Limitation on Guarantee Obligations  . . . . . . . . . . . . .   50
                  8.5  Limitation on Fundamental Changes  . . . . . . . . . . . . . .   51
                  8.6  Limitation on Sale of Assets   . . . . . . . . . . . . . . . .   51
                  8.7  Limitation on Restricted Payments  . . . . . . . . . . . . . .   52
                  8.8  Limitation on Investments, Loans and Advances  . . . . . . . .   53
                  8.9  Limitation on Optional Payments and Modifications of Debt
                         Instruments, Other Material Agreements   . . . . . . . . . .   54
                  8.10  Limitation on Transactions with Affiliates  . . . . . . . . .   54
                  8.11  Limitation on Sales and Leasebacks  . . . . . . . . . . . . .   54
                  8.12  Limitation on Changes in Fiscal Year  . . . . . . . . . . . .   54
                  8.13  Limitation on Negative Pledge Clauses   . . . . . . . . . . .   54
                  8.14  Limitation on Lines of Business   . . . . . . . . . . . . . .   55

                                                                                      Page
                                                                                      ----
                  8.15  Forward Sales   . . . . . . . . . . . . . . . . . . . . . . .   55
                  8.16  Hedging Agreements  . . . . . . . . . . . . . . . . . . . . .   55
                  8.17  Unrestricted Subsidiaries   . . . . . . . . . . . . . . . . .   55

            SECTION 9.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . .   56

            SECTION 10.  THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . .   59
                  10.1  Appointment   . . . . . . . . . . . . . . . . . . . . . . . .   59
                  10.2  Delegation of Duties  . . . . . . . . . . . . . . . . . . . .   59
                  10.3  Exculpatory Provisions  . . . . . . . . . . . . . . . . . . .   59
                  10.4  Reliance by Administrative Agent  . . . . . . . . . . . . . .   59
                  10.5  Notice of Default   . . . . . . . . . . . . . . . . . . . . .   60
                  10.6  Non-Reliance on Administrative Agent and Other Lenders  . . .   60
                  10.7  Indemnification   . . . . . . . . . . . . . . . . . . . . . .   60
                  10.8  Administrative Agent in Its Individual Capacity   . . . . . .   61
                  10.9  Successor Administrative Agent  . . . . . . . . . . . . . . .   61
                  10.10  Issuing Lender   . . . . . . . . . . . . . . . . . . . . . .   61

            SECTION 11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . .   61
                  11.1  Amendments and Waivers  . . . . . . . . . . . . . . . . . . .   61
                  11.2  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . .   62
                  11.3  No Waiver; Cumulative Remedies  . . . . . . . . . . . . . . .   63
                  11.4  Survival of Representations and Warranties  . . . . . . . . .   63
                  11.5  Payment of Expenses and Taxes   . . . . . . . . . . . . . . .   63
                  11.6  Successors and Assigns; Participations and Assignments  . . .   64
                  11.7  Adjustments; Set-off  . . . . . . . . . . . . . . . . . . . .   66
                  11.8  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .   67
                  11.9  Severability  . . . . . . . . . . . . . . . . . . . . . . . .   67
                  11.10 Integration   . . . . . . . . . . . . . . . . . . . . . . . .   67
                  11.11  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . .   67
                  11.12  Submission To Jurisdiction; Waivers  . . . . . . . . . . . .   67
                  11.13  Acknowledgments; Designated Senior Debt  . . . . . . . . . .   68
                  11.14  WAIVERS OF JURY TRIAL  . . . . . . . . . . . . . . . . . . .   68
                  11.15  Confidentiality  . . . . . . . . . . . . . . . . . . . . . .   68

            SCHEDULES

                  1.1(a)      Commitments
                  5.1         Sales, Transfers and Dispositions; Acquisitions
                  5.15        Subsidiaries
                  5.20        Future Commitments
                  5.21        UCC Filings
                  8.2(e)      Existing Indebtedness
                  8.3         Existing Liens
                  8.4         Guarantee Obligations
                  8.8         Existing Investments
                  8.10        Affiliate Transactions
                  11.2        Addresses for Notices

            EXHIBITS

                  A           Form of Revolving Credit Note
                  B           Form of Pledge Agreement
                  C-1         Form of Opinion of Vinson & Elkins L.L.P.,
                                    counsel to the Borrower and to each Pledgor
                  C-2         Form of Opinion of Woodburn and Wedge,
                                    Nevada counsel to the Loan Parties
                  C-3         Form of Opinion of Brown Drew Massey & Sullivan,
                                    Wyoming counsel to the Loan Parties
                  D           Form of Borrowing Certificate
                  E           Form of Assignment and Acceptance

                 CREDIT AGREEMENT, dated as of September 23, 1997, among Belco Oil & Gas Corp., a Nevada corporation (the "Borrower"), the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the "Lenders") and The Chase Manhattan Bank, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").


                              W I T N E S S E T H:

                 WHEREAS, the Borrower has requested the Lenders to extend credit in the form of Loans (such term and each other capitalized term used but not defined in these recitals having the meaning given to it in Section 1);

                 WHEREAS, the Borrower has requested the Issuing Lender to issue Letters of Credit to support payment obligations incurred in the ordinary course of business;

                 WHEREAS, concurrently herewith, the Borrower intends to issue, though a Rule 144A or other private placement or public offering (the "Senior Subordinated Note Offering"), at least $150,000,000 in aggregate principal amount of senior subordinated debt securities due 2007 (the "Senior Subordinated Notes");

                 WHEREAS, the proceeds of the Loans and the Letters of Credit are to be used for working capital and for the general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business;

                 NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

                            SECTION 1.  DEFINITIONS

                 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                 "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of
         (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the "Board") through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

                 "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

                 "Administrative Agent": as defined in the preamble to this Agreement.

                 "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided that no Person shall be deemed to be an Affiliate of a Person solely by virtue of being a Director of such Person.

                 "Aggregate Revolving Credit Exposure": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender's Commitment Percentage of the Letter of Credit Outstandings at such time.

                 "Agreement": this Credit Agreement, as further amended, supplemented or otherwise modified from time to time.

                 "Applicable Margin": for any day with respect to Eurodollar Loans, the applicable per annum rate set forth below opposite the Borrowing Base Usage in effect on such day:

                                                   Eurodollar
                     Borrowing Base Usage             Margin
                     --------------------          ----------
                Less than or equal to 50%               .50%
                Greater than 50% and less               .625%
                than or equal to 80%
                Greater than 80%                        .875%


         As used herein, "Borrowing Base Usage" on any day means the percentage equivalent of the ratio of (i) the sum of the aggregate principal amount of the Loans then outstanding and Letter of Credit Outstandings on such day to (ii) the Borrowing Base in effect on such day.

                 "Assignee":  as defined in subsection 11.6(c).

                 "Assignment and Acceptance":  as defined in subsection
         11.6(c).

                 "Available Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Credit Commitment over (b) such Lender's Aggregate Revolving Credit Exposure.

                 "Borrower":  as defined in the recitals to this Agreement.

                 "Borrower Redetermination Notice": a notice from the Borrower to the Administrative Agent requesting that the Administrative Agent redetermine the Borrowing Base, which notice may be sent by the Borrower at any time, provided no more than two such notices may be delivered by the Borrower during any consecutive 12 month period.

                 "Borrowing Base": at any time of determination, the amount then in effect as determined in accordance with subsection 4.9; provided, however, that from the date hereof until such time as the Borrowing Base is so redetermined in accordance with subsection 4.9, the Borrowing Base shall be $50,000,000.

                 "Borrowing Base Availability": as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment Percentage of the Borrowing Base in effect at such time over (b) such Lender's Aggregate Revolving Credit Exposure.

                 "Borrowing Base Deficiency":  as defined in subsection 4.10.

                 "Borrowing Base Period": (a) initially, the period commencing on the Closing Date and ending on the date the Borrowing Base is next redetermined pursuant to subsection 4.9 and (b) thereafter, each period commencing on the last day of the immediately preceding Borrowing Base Period and ending on the earlier of (i) the immediately succeeding January 1; (ii) the immediately succeeding July 1; and
         (iii) the date of the first Reserve Report, if any, issued since the commencement of such Borrowing Base Period in connection with a Borrower Redetermination Notice or a Lender Redetermination Notice.

                 "Borrowing Base Usage": as defined under the definition of Applicable Margin.

                 "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.2 or 3.2 as a date on which the Borrower requests the Lenders to make Loans or the Issuing Lender to issue a Letter of Credit hereunder.

                 "Business Day": any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                 "Capital Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

                 "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

                 "Cash Equivalents": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank (i) having capital and surplus in excess of $500,000,000 or (ii) which has a short-term commercial paper rating which satisfies the requirements set forth in clause (d) below, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued, fully guaranteed or insured by the United States Government or any agency thereof, (d) commercial paper of a domestic issuer rated at least A-2 by Standard and Poor's Ratings Group ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

                 "C/D Assessment Rate": for any day as applied to any ABR Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

                 "C/D Reserve Percentage": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) (the "Board"), for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

                 "Change of Control":  the occurrence of any of the following:

                    (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any "Person" or group of related Persons (a "Group") (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the"Exchange Act"));

                    (ii) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any "person" (as defined above) or Group, other than one or more Designated Persons, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of (a) more than 40% of the aggregate voting power of all classes of Capital Stock of the Borrower having the right to elect directors under ordinary circumstances at a time when the Designated Persons in the aggregate do not beneficially own more than 50% of the aggregate voting power of all classes of Capital Stock of the Borrower, or (b) 50% or more of the aggregate voting power of all classes of Capital Stock of the Borrower having the right to elect directors under ordinary circumstances, at any time;

                   (iii) the Designated Persons shall cease to be the beneficial owners of an aggregate of at least 20% of the aggregate voting power of all classes of Capital Stock of the Borrower having the right to elect directors under ordinary circumstances;

                    (iv) the adoption of a plan relating to the liquidation or dissolution of the Borrower; and

                    (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

                 "Chase":  The Chase Manhattan Bank.

                 "Closing Date": the date on which the conditions precedent set forth in subsection 6.1 shall be satisfied.

                 "Code": the Internal Revenue Code of 1986, as amended from time to time.

                 "Commitments": the collective reference to the Revolving Credit Commitments and the L/C Commitment.

                 "Commitment Fee Rate": for any day, a rate per annum equal to
         (a) .20% if the Borrowing Base Usage in effect on such day is less than or equal to 50%, (b) .25% if the Borrowing Base Usage in effect on such day is greater than 50% and less than or equal to 80% and (c) .30% if the Borrowing Base Usage in effect on such day is greater than 80%.

                 "Commitment Percentage": as to any Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding).

                 "Commitment Period": the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

                 "Commodity Price Risk Management Agreement": a commodity price risk management or purchase agreement or similar arrangement entered into in the ordinary course of business with the intent of achieving more predictable revenues and cash flows and reducing the exposure to fluctuations in oil and gas prices.

                 "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under
         Section 414 of the Code.

                 "Consolidated Interest Expense": with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, the sum of (i) gross interest expense (including all cash and accrued interest expense) of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis, including to the extent included in interest expense in accordance with GAAP (x) the amortization of debt discounts and (y) the portion of any payments or accruals with respect to Capital Leases allocable to interest expense and (ii) capitalized interest of the Borrower and its Restricted Subsidiaries on a consolidated basis.

                 "Consolidated Net Income": for any period, net income of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, minus non-cash gains resulting from the net change in value of the Borrower's mark-to-market portfolio of price risk management activities for that period to the extent such gains are included in the net income of the Borrower for such period.

                 "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                 "Control": the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

                 "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                 "Designated Persons": (1) Robert A. Belfer, Renee E. Belfer, Laurence D. Belfer and Jack Saltz (2) the spouses or descendants of such individuals, (3) the estates or legal representatives of the individuals named in clauses (1) and (2) and (4) trusts created for the benefit of Persons named in clauses (1) and (2).

                 "Disqualified Stock": means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than Capital Stock, pursuant to a sinking fund obligation or otherwise, is convertible or is exchangeable for Indebtedness or Disqualified Stock or redeemable for any consideration other than Capital Stock at the option of the holder thereof, in whole or in part on or prior to the date that is one year after the earlier of (x) the Termination Date or
         (y) the date on which there are no Loans, Reimbursement Obligations or other obligations hereunder outstanding and the Commitments are terminated.

                 "Dollars" and "$": dollars in lawful currency of the United States of America.

                 "Domestic Subsidiary": any Restricted Subsidiary organized under the laws of any jurisdiction within the United States of America (including territories thereof).

                 "EBITDA": with respect to the Borrower, for any period, Consolidated Net Income for that period, plus, to the extent deducted from revenues in determining Consolidated Net Income for that period,
         (a) the aggregate amount of Consolidated Interest Expense for that period, (b) the aggregate amount of letter of credit fees paid during that period, (c) the aggregate amount of income tax expense for that period, (d) all amounts attributable to depreciation, depletion and amortization for that period, (e) all non-cash extraordinary expenses during that period and (f) non-cash losses or charges to net income resulting from the net change in value of the Borrower's mark-to-market portfolio of price risk management activities for that period, and minus, to the extent included in revenues in determining Consolidated Net Income for that period, all non-cash extraordinary income during that period, in each case determined in accordance with GAAP and without duplication of amounts.

                 "Environmental Laws": with respect to any Person, any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, having jurisdiction over such Person or its Properties and regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, as has been, is now, or may at any time hereafter be, in effect.

                 "Environmental Permits": any and all permits, licenses, registrations, notifications, approvals, exemptions and any other authorization required under any Environmental Law.

                 "Equity Interests":   Capital Stock and all warrants, options
         or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

                 "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                 "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

                 "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate per annum for Dollar deposits with a maturity comparable to such Interest Period which appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if there shall no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page (or such page is not available on the relevant Business Day), the Eurodollar Base Rate shall mean an interest rate per annum equal to the average (rounded upward, if necessary, to the next 1/16th of 1%) of the respective rates per annum notified to the Administrative Agent by each of the Reference Banks as the average of the rates at which Dollar deposits (in an amount comparable to the amount of Chase's Eurodollar Loan to be outstanding during such Interest Period and for a maturity comparable to such Interest Period) are offered to such Reference Bank in immediately available funds by prime banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. "Telerate British Bankers Assoc. Interest Settlement Rates Page" shall mean the display designated as Page 3750 on Teleratesystem Incorporated (or such other replacement page thereof used to display London interbank offered rates of major banks).

                 "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

                 "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ________________________________________
                    1.00 - Eurocurrency Reserve Requirements

                 "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                 "Extension of Credit": as to any Lender, the making of, or the issuance of, or participation in, a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

                 "Foreign Subsidiary": any Restricted Subsidiary which is organized and existing under the laws of any jurisdiction outside of the United States of America.

                 "GAAP": generally accepted accounting principles in the United States of America in effect from time to time; provided that for purposes of determining compliance with the covenants contained in
         Section 8, "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date hereof and applied on a basis consistent with the application used in the financial statements referred to in subsection 5.1; provided further that if changes are made to or required by GAAP which materially alter the calculations required under subsection 8.1 hereof, the Borrower may request that the Administrative Agent and the Required Lenders amend such subsection to reflect such changes in GAAP and to apply such new accounting principles in the preparation of its subsequent financial statements.

                 "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. Obligations of the Borrower or any Subsidiary pursuant to indemnities which (a) are granted in the ordinary course of business, including, without limitation, such obligations in connection with stock purchase agreements or asset purchase and sale agreements and
         (b) do not cover Indebtedness of the types described in clauses (a) through (f) of the definition of Indebtedness, shall not constitute "Guarantee Obligations" for purposes of this Agreement.

                 "Hedging Agreement": any Interest Rate Protection Agreement, Commodity Price Risk Management Agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

                 "Hydrocarbon Interests": all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee or lease interests, farm-outs overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar mineral interests, including any reserved or residual interest of whatever nature.

                 "Hydrocarbons": oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom and all products refined therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.

                 "Indebtedness": of any Person at any date (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued current liabilities incurred in the ordinary course of business), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Capital Leases,
         (d) all obligations of such Person in respect of letters of credit and acceptances issued or created for the account of such Person, (e) all obligations of such Person under Commodity Price Risk Management Agreements and Interest Rate Protection Agreements, (f) all obligations of others of the type referred to in clauses (a) through
         (e) above and which are secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, except that the amount of any nonrecourse obligation shall be deemed to be the lesser of the value of the property securing such obligation and the amount of such obligation so secured and (g) all Guarantee Obligations with respect to the items described in clauses (a) through (e) above; provided that, for purposes of calculating the covenants set forth in subsection 8.1, "Indebtedness" shall exclude obligations of the type referred to in clause (e) above.

                 "Initial Reserve Report":  as defined in subsection 6.1(l).

                 "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                 "Insolvent":  pertaining to a condition of Insolvency.

                 "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December, commencing September 30, 1997, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

                 "Interest Period":  with respect to any Eurodollar Loan:

                             (i)  initially, the period commencing on the
                 borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, to the extent available to all Lenders, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                            (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, to the extent available to all Lenders, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

         provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                          (1)  if any Interest Period pertaining to a
                 Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                          (2) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                          (3) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

                 "Interest Rate Protection Agreement": an interest rate swap, cap or collar agreement or similar arrangement entered into with the intent of protecting against fluctuations in interest rates or the exchange of notional interest obligations, either generally or under specific contingencies.

                 "Investments": as defined in subsection 8.8.

                 "Issuing Lender": Chase or any of its respective Affiliates, in its capacity as issuer of a Letter of Credit, and any other Lender to whom Chase or any of its respective Affiliates assigns its obligations to issue Letters of Credit hereunder.

                 "L/C Application":  as defined in subsection 3.2.

                 "L/C Commitment": the Issuing Lender's obligation to issue Letters of Credit pursuant to Section 3 of this Agreement.

                 "L/C Participating Interest": with respect to any Letter of Credit (a) in the case of the Issuing Lender with respect thereto, its interest in such Letter of Credit and any L/C Application relating thereto after giving effect to the granting of participating interests therein, if any, pursuant hereto and (b) in the case of each Participating Lender, its undivided participating interest in such Letter of Credit and any L/C Application relating thereto.

                 "Lender Redetermination Notice": a notice from the Supermajority Lenders to the Borrower giving notice of their election to redetermine the Borrowing Base, which notice may be sent by the Supermajority Lenders at any time they so elect, provided that such an election can be made by the Supermajority Lenders no more than once during any consecutive 12 month period.

                 "Letters of Credit":  as defined in subsection 3.1(a).

                 "Letter of Credit Outstandings": at any time, the sum of (a) the aggregate amount available for drawing under Letters of Credit then outstanding and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5.

                 "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

                 "Loan":  as defined in subsection 2.1(a).

                 "Loan Documents": this Agreement, any Notes, the Pledge Agreement, and the L/C Applications.

                 "Loan Parties":  the Borrower and the Pledgors.

                 "Material Adverse Effect": a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower or the Pledgors to perform their respective obligations under the Loan Documents or (c) the validity or enforceability of this or any of the other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder.

                 "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos or asbestos containing material, polychlorinated biphenyls, urea-formaldehyde insulation, and any other substance that is regulated pursuant to or could give rise to liability under any Environmental Law.

                 "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                 "Non-Excluded Taxes":  as defined in subsection 4.13(a).

                 "Non-Recourse Debt": Indebtedness (i) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as guarantor or otherwise); and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time, or both) any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) the explicit terms of which provide that there is no recourse against any of the assets of the Borrower or its Restricted Subsidiaries (other than the Capital Stock of an Unrestricted Subsidiary).

                 "Non-U.S. Lender":  as defined in subsection 4.13(b).

                 "Notes":  as defined in subsection 2.3(e).

                 "Oil and Gas Business": (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Hydrocarbons, including the acquisition, ownership and disposition of interests in Persons engaged in the Oil and Gas Business; (b) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or Properties, including, without limitation, the marketing of Hydrocarbons obtained from unrelated Persons; (c) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of Hydrocarbons; (d) any business relating to oilfield sales and service, and (e) any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses (a) through (d) of this definition.

                 "Oil and Gas Properties": Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all pipelines, gathering lines, compression facilities, tanks and processing plants; all interests held in royalty trusts whether presently existing or hereafter created; all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above, including any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or Property and including any and all surface leases, rights-of-way, easements and servitude together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; all oil, gas and mineral leasehold and fee interests, all overriding royalty interests, mineral interests, royalty interests, net profits interests, net revenue interests, oil payments, production payments, carried interests and any and all other interests in Hydrocarbons; in each case whether now owned or hereafter acquired directly or indirectly.

                 "Participants":  as defined in subsection 11.6(b).

                 "Participating Lender": with respect to any Letter of Credit, any Lender (other than the Issuing Lender with respect to such Letter of Credit) with respect to its L/C Participating Interest in such Letter of Credit.

                 "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                 "Permitted Business Acquisition": the formation of a new Subsidiary or any acquisition of all or substantially all the assets of, or shares of capital stock, partnership interests, joint venture interests, limited liability company interests or other similar equity interests in, a Person or division or line of business of a Person (or any subsequent investment made in a Person previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable laws, (c) such acquired or newly formed corporation, partnership, association or other business entity shall be a Restricted Subsidiary and all of the Capital Stock of such acquired or newly formed corporation, partnership, association or other business entity are owned directly by the Borrower or a domestic Wholly-Owned Restricted Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under subsection 7.9 shall have been taken, (d)(i) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with the covenants contained in subsection 8.1 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower as if such acquisition had occurred on the first day of each relevant period for testing such compliance, and the Borrower shall have delivered to the Administrative Agent an officers' certificate to such effect, together with all relevant financial information for such Person or assets and
         (ii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness or Guarantee Obligations (except for Indebtedness and Guarantee Obligations permitted by subsections 8.2 and 8.4) and (e) any acquired or newly formed Subsidiary shall not have (except for Indebtedness and Guarantee Obligations permitted by subsections 8.2 and 8.4) any material liabilities (contingent or otherwise), including, without limitation, liabilities under Environmental Laws and liabilities with respect to any Plan, and the Borrower shall have delivered to the Administrative Agent a certificate, signed by a Responsible Officer, that to the best of such officer's knowledge, no such material liabilities exist.

                 "Permitted Business Investments": investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing, storing, treating, selling or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including, without limitation, the entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements and area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests, and investments and expenditures in connection therewith; provided that an investment in capital stock, partnership interests, joint venture interests, limited liability company interests or other similar equity interests in a Person shall not constitute a Permitted Business Investment.

                 "Permitted Subordinated Refinancing Debt": Indebtedness of the Borrower issued in exchange for, or the net proceeds of which are used to refinance, replace, defease or refund, any Subordinated Indebtedness; provided that (a) the principal amount of such Permitted Subordinated Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness so refinanced, replaced, defeased or refunded, plus the amount of premiums, prepayments, penalties and other amounts required to be paid in connection therewith and the reasonable and customary fees and expenses incurred in connection therewith, (b) the subordination provisions in such Permitted Subordinated Refinancing Debt are no less favorable to the Lenders than the subordination provisions contained in the Subordinated Indebtedness being refinanced, (c) the interest rate on such Permitted Subordinated Refinancing Debt is no higher than the interest rate on the Subordinated Indebtedness being refinanced and the interest periods are no shorter than the interest periods with respect to the Subordinated Indebtedness being refinanced and (d) the timing and amounts of principal repayments (including any sinking fund therefor) on such Permitted Subordinated Refinancing Debt are no sooner and greater, respectively, than the timing and amounts of principal repayments under the Subordinated Indebtedness being refinanced.

                 "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                 "Plan": at a particular time, any employee benefit plan which is subject to Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                 "Pledge Agreement": the Pledge Agreement, executed and delivered by each of the Pledgors, dated as of September 23, 1997, substantially in the form of Exhibit B, as amended, modified or supplemented from time to time.

                 "Pledged Securities": the Capital Stock of each direct and indirect Restricted Subsidiary of the Borrower and each other Subsidiary of the Borrower (whether now formed or hereafter acquired) whose Capital Stock is pledged to the Lenders pursuant to the Pledge Agreement or subsection 7.9.

                 "Pledgors": the Borrower and each of its Subsidiaries which is a party to the Pledge Agreement on the Closing Date or which becomes a party to a pledge agreement pursuant to subsection 7.9.

                 "Properties": any kind of facility, fixture, property or asset, whether real, personal or mixed, or tangible or intangible owned, leased or operated by the Borrower or any Restricted Subsidiary.

                 "Proved Reserves": the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that adequate geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from proved reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

                 "Re-determination Date": each date that the redetermined Borrowing Base becomes effective subject to the notice requirements specified in subsection 4.9.

                 "Reference Banks": four major banks in the London interbank market selected by the Administrative Agent.

                 "Register":  as defined in subsection 11.6(d).

                 "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                 "Reimbursement Obligations": the obligation of the Borrower to reimburse the Issuing Lender pursuant to subsection 3.5 for amounts drawn under Letters of Credit issued by the

         Issuing Lender in accordance with the terms of this Agreement and the related L/C Applications.

                 "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
         Section 4241 of ERISA.

                 "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under regulations issued by the PBGC.

                 "Required Lenders": at any time, Lenders the Commitment Percentages of which aggregate at least 51%.

                 "Requirement of Law": as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

                 "Reserve Report": a report in form and with attachments consistent with the Initial Reserve Report with respect to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries prepared (a) for all reserve reports as of December 31, by Miller & Lents, Ltd. or another independent engineering firm selected by the Borrower and reasonably acceptable to the Administrative Agent and (b) for all other reports, by engineers employed by the Borrower and certified by a Responsible Officer of the Borrower.

                 "Responsible Officer": of any Loan Party, the chief executive officer, the president or any vice president of such Loan Party or, with respect to financial matters, the chief financial officer or treasurer of such Loan Party and, in either case, any other officer having substantially similar authority.

                 "Restricted Subsidiaries": the collective reference to any direct or indirect Subsidiary of the Borrower that is not an Unrestricted Subsidiary under this Agreement.

                 "Revolving Credit Commitment": as to any Lender, the obligation of such Lender to make Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.1(a) (which amount, with respect to the Lenders, initially shall equal $150,000,000 in the aggregate), as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

                 "Revolving Credit Loans":  as defined in subsection 2.1(a).

                 "Revolving Credit Note":  as defined in subsection 2.3(e).

                 "Senior Subordinated Indenture": the Indenture, to be dated as of the Closing Date, between the Borrower and The Bank of New York, as trustee, pursuant to which the Senior Subordinated Notes, if any, are to be issued with terms substantially similar to those contained in the draft distributed to the Administrative Agent on September 11, 1997.

                 "Senior Subordinated Notes": as defined in the recitals to this Agreement.

                 "Senior Subordinated Note Offering": as defined in the recitals to this Agreement.

                 "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                 "Subordinated Debt Offering Memorandum": the Offering Memorandum, dated September 17, 1997, related to the issuance of the Senior Subordinated Notes, as such Offering Memorandum shall be further amended, supplemented or otherwise modified from time to time.

                 "Subordinated Indebtedness": the Senior Subordinated Notes, Permitted Subordinated Refinancing Debt and any other Indebtedness of the Borrower contractually subordinated to the prior payment in full of the Loans, Reimbursement Obligations and any other obligations hereunder in a manner reasonably acceptable to the Required Lenders as evidenced by their written approval.

                 "Subordinated Note Documents": the collective reference to the Senior Subordinated Notes, the Senior Subordinated Indenture, the Subordinated Debt Offering Memorandum and each agreement, instrument and document delivered in connection therewith or relating thereto.

                 "Subsidiary": as to any Person, a corporation, partnership or other entity of which more than 50% of the total voting power of shares of stock or other equity ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to vote in the election of directors, a managing general partner, or majority of general partners or other managers or trustees thereof, is at the time owned or controlled, directly or indirectly by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof). Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to any direct or indirect Subsidiary or Subsidiaries of the Borrower.

                 "Supermajority Lenders": at any time, Lenders the Commitment Percentages of which aggregate at least 75%.

                 "Termination Date":  September 30, 2002.

                 "Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as "Eurodollar Tranches".

                 "Transferee":  as defined in subsection 11.6(f).

                 "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

                 "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

                 "Unrestricted Subsidiary":   (i) each Subsidiary listed on
         Schedule 5.15 hereof and designated an "Unrestricted Subsidiary", so long as such Subsidiary satisfies the requirements of an Unrestricted Subsidiary set forth in the proviso below, (ii) any Subsidiary of the Borrower which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Borrower, as provided below) and (iii) any Subsidiary of an Unrestricted Subsidiary; provided, that the Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary or the Borrower may designate a Subsidiary as an Unrestricted Subsidiary on Schedule 5.15 hereof only if (a) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any Property of, any other Subsidiary of the Borrower which is not a Subsidiary of the Subsidiary to be so designated an "Unrestricted Subsidiary"; (b) all the Indebtedness of such Subsidiary shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt; (c) the Borrower certifies that such designation complies with the limitations of the covenants contained in subsection
         8.8 and subsection 8.17; (d) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Borrower and its Subsidiaries; (e) such Subsidiary does not, directly or indirectly, own any Indebtedness of or Equity Interests in, and has no investments in, the Borrower or any Restricted Subsidiary; (f) such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (g) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary with terms substantially less favorable to the Borrower or such Restricted Subsidiary than those that might have been obtained from Persons who are not Affiliates of the Borrower. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a resolution of the Board of Directors of the Borrower giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

                 "Wholly-Owned Restricted Subsidiary": a Restricted Subsidiary of the Borrower, all of the outstanding Capital Stock of which (other than directors' qualifying shares) is owned, directly or indirectly, by the Borrower or one or more other Wholly-Owned Restricted Subsidiaries of the Borrower.

                 1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

                 (b) As used herein and in any Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower or any Subsidiary of the Borrower not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. References in this Agreement or any other Loan Document to financial statements shall be deemed to include all related schedules and notes thereto.

                 (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                 (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                 (e) References in this Agreement or any other Loan Document to knowledge of any Loan Party of events or circumstances shall be deemed to refer to events or circumstances of which a Responsible Officer has actual knowledge or through the use of reasonable and customary diligence should have had knowledge.


             SECTION 2.  AMOUNT AND TERMS OF REVOLVING COMMITMENTS

                 2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Credit Loans" or "Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment, provided that no Lender shall make any Revolving Credit Loans if, after giving effect thereto, the sum of such Lender's Revolving Credit Loans and Commitment Percentage of Letter of Credit Outstandings (in each case, after giving effect to the Loans requested to be made and the Letters of Credit requested to be issued on such date) exceeds the lesser of (i) such Lender's Revolving Credit Commitment and (ii) such Lender's Commitment Percentage of the Borrowing Base then in effect. During the Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

                 (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 4.3, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

                 2.2 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans initially are to be Eurodollar Loans or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 11.2 prior to 11:00 a.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower no later than 1:00 p.m. by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

                 2.3 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 9). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the Closing Date to but not including the date the Loans are paid in full at the rates per annum, and on the dates, set forth in subsection 4.1.

                 (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                 (c) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

                 (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

                 (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a "Revolving Credit Note" or "Note").


                         SECTION 3.  LETTERS OF CREDIT

                 3.1 The L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance and after giving effect to any Loans requested to be made or Letters of Credit requested to be issued on such date, (i) the Letter of Credit Outstandings would exceed $25,000,000 or (ii) the sum of the Revolving Credit Loans and Letter of Credit Outstandings would exceed the lesser of (x) the Revolving Credit Commitments and (y) the Borrowing Base then in effect. Each Letter of Credit shall (i) be issued to support obligations of the Borrower or any of its Restricted Subsidiaries, contingent or otherwise, which finance the working capital and business needs of the Borrower and its Restricted Subsidiaries, and
(ii) shall expire no later than the earlier of (x) one year (or such later date agreed to by the Issuing Lender) after the date of issuance and (y) five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). Each Letter of Credit shall be denominated in Dollars.

                 (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

                 (c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any Participating Lender to exceed any limits imposed by, any applicable Requirement of Law.

                 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender and the Administrative Agent at their respective addresses for notices specified herein a letter of credit application in the Issuing Lender's then customary form (an "L/C Application") completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as may be customary and as the Issuing Lender may reasonably request. Upon receipt of any L/C Application, the Issuing Lender will process such L/C Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and, upon receipt by the Issuing Lender of confirmation from the Administrative Agent that issuance of such Letter of Credit will not contravene subsection 3.1, the Issuing Lender shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the L/C Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent promptly following the issuance thereof, and, thereafter, the Administrative Agent shall promptly furnish a copy thereof to the Lenders.

                 3.3 Fees, Commissions and Other Charges. (a) The Borrower shall pay to the Administrative Agent, for the account of (i) the Issuing Lender and the Participating Lenders, a letter of credit commission with respect to each Letter of Credit, computed for the period from the date such Letter of Credit is issued to the date upon which the next payment is due under this subsection (and, thereafter, from the date of payment under this subsection to the date upon which the next payment is due under this subsection) at the rate per annum equal to the Applicable Margin in effect from time to time for Eurodollar Loans of the daily aggregate amount available to be drawn under such Letter of Credit for the period covered by clause (i) above during such period, and (ii) the Issuing Lender, a letter of credit commission with respect to each Letter of Credit in an amount equal to .125% per annum of the stated amount of such Letter of Credit (and an additional .125% of the stated amount of such Letter of Credit on each anniversary of its issuance date).  The letter of credit commissions payable pursuant to clause (i) and
(ii) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing September 30, 1997, and on the Termination Date.

                 (b) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending, negotiating or otherwise administering any Letter of Credit.

                 (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the Participating Lenders all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

                 3.4 L/C Participations. (a) Effective on the date of issuance of each Letter of Credit, the Issuing Lender irrevocably agrees to grant and hereby grants to each Participating Lender, and each Participating Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such Participating Lender's own account and risk an undivided interest equal to such Participating Lender's Commitment Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued by the Issuing Lender and the amount of each draft paid by the Issuing Lender thereunder. Each Participating Lender unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Participating Lender shall pay to the Administrative Agent, for the account of the Issuing Lender, upon demand at the Administrative Agent's address specified in subsection 11.2, an amount equal to such Participating Lender's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed. On the date that any Assignee becomes a Lender party to this Agreement in accordance with subsection 11.6, participating interests in any outstanding Letters of Credit held by the transferor Lender from which such Assignee acquired its interest hereunder shall be proportionately reallotted between such Assignee and such transferor Lender. Each Participating Lender hereby agrees that its obligation to participate in each Letter of Credit, and to pay or to reimburse the Issuing Lender for its participating share of the drafts drawn or amounts otherwise paid thereunder, is absolute, irrevocable and unconditional and shall not be affected by any circumstances whatsoever (including, without limitation, the occurrence or continuance of any Default or Event of Default), and that each such payment shall be made without offset, abatement, withholding or other reduction whatsoever.

                 (b) If any amount required to be paid by any Participating Lender to the Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any draft paid by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such Participating Lender shall pay to the Administrative Agent, for the account of the Issuing Lender, on demand, an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such draft is paid to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Participating Lender pursuant to subsection 3.4(a) is not in fact made available to the Administrative Agent, for the account of the Issuing Lender, by such Participating Lender within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such Participating Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Issuing Lender submitted to any Participating

Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

                 (c) Whenever, at any time after the Issuing Lender has paid a draft under any Letter of Credit and has received from any Participating Lender its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Lender receives any reimbursement on account of such unreimbursed portion, or any payment of interest on account thereof, the Issuing Lender will pay to the Administrative Agent, for the account of such Participating Lender, its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such Participating Lender shall return to the Administrative Agent for the account of the Issuing Lender, the portion thereof previously distributed to it.

                 3.5 Reimbursement Obligation of the Borrower. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent of the date and the amount thereof. The Borrower agrees to reimburse the Issuing Lender (whether with its own funds or, subject to the limitations on amounts set forth in subsection 2.2, with proceeds of the Revolving Credit Loans) on each date on which the Issuing Lender pays a draft so presented under any Letter of Credit for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date of payment of the applicable draft until payment in full thereof, (x) for the period commencing on the date of payment of the applicable draft to the date which is 3 days thereafter, at the rate which would be payable on ABR Loans at such time and (y) thereafter, at the rate which would be payable on ABR Loans at such time plus 2%.

                 3.6 Obligations Absolute. (a) The Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower or any other Person may have or have had against the Issuing Lender or any other Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's obligations under subsection 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, including, without limitation, Article V thereof, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

                 (b) Without limiting the generality of the foregoing, it is expressly agreed that the absolute and unconditional nature of the Borrower's obligations under this Section 3 to reimburse the

Issuing Lender for each drawing under a Letter of Credit will not be excused by the gross negligence or wilful misconduct of the Issuing Lender. However, the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender's gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

                 3.7 Letter of Credit Payments. Without limitation of subsection 3.6, the responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

                 3.8 L/C Applications. To the extent that any provision of any L/C Application, including any reimbursement provisions contained therein, related to any Letter of Credit is inconsistent with the provisions of this
Section 3, the provisions of this Section 3 shall prevail.


                         SECTION 4.  GENERAL PROVISIONS

                 4.1 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin in effect on such day.

                 (b) Each ABR Loan shall bear interest for each day at a rate per annum equal to the ABR in effect on such day.

                 (c)  If all or a portion of (i) any principal of any Loan,
(ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the ABR plus 2%, in each case from the date of such non-payment until such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

                 (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to subsection 4.1(c) shall be payable from time to time on demand.

                 4.2 Computation of Interest and Fees. (a) Whenever, in the case of ABR Loans, it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest and fees shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Eurocurrency Reserve Requirements, the C/D Assessment Rate or the C/D Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The

Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

                 (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations and calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1(a).

                 4.3 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least one Business Day's prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans is subject to the terms of subsection 4.14. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

                 (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with clause
(ii) of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Termination Date and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

                 4.4 Minimum Amounts Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof. In no event shall there be more than six Eurodollar Tranches outstanding at any time.

                 4.5 Optional Prepayments and Commitment Reductions. (a) The Borrower may, at any time and from time to time, prepay the Loans, in whole or in part, without premium or penalty, upon at least one Business Day's irrevocable notice to the Administrative Agent in the case of ABR Loans, and upon at least three Business Day's irrevocable notice to the Administrative Agent in the case of Eurodollar Loans, in each case specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, in each case if of a combination thereof, the amount allocable to each; provided that any prepayment of a Eurodollar Loan is subject to the terms of subsection 4.14 hereof. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 4.14. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; provided that if outstanding principal amount of a Loan is less than $500,000, the Borrower may prepay the full amount of such Loan.

                 (b) Subject to subsection 4.5(c), the Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and shall reduce permanently the Revolving Credit Commitments then in effect. Termination of the Revolving Credit Commitments shall also terminate the obligation of the Issuing Lender to issue Letters of Credit.

                 (c) In the event of any termination of the Revolving Credit Commitments, the Borrower shall on the date of such termination repay or prepay all of its outstanding Revolving Credit Loans (together with accrued and unpaid interest on the Revolving Credit Loans), reduce the Letter of Credit Outstandings to zero and cause all Letters of Credit to be canceled and returned to the Issuing Lender (or shall cash collateralize the Letter of Credit Outstandings on terms and pursuant to documentation reasonably satisfactory to the Issuing Lender and the Administrative Agent). In the event of any partial reduction of the Revolving Credit Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Lenders of the Aggregate Revolving Credit Exposure of all the Lenders and (ii) if the Aggregate Revolving Credit Exposure of all the Lenders would exceed the aggregate Revolving Credit Commitments after giving effect to such reduction, then, prior to giving effect to such reduction, the Borrower shall, on the date of such reduction, first, repay or prepay Revolving Credit Loans (together with accrued and unpaid interest on the Revolving Credit Loans) and, second, reduce the Letter of Credit Outstandings (or cash collateralize the Letter of Credit Outstandings on terms and pursuant to documentation reasonably satisfactory to the Issuing Lender and the Administrative Agent), in an aggregate amount sufficient to eliminate such excess.

                 (d) The Loans shall be repaid, and the Letter of Credit Outstandings shall be reduced or cash collateralized, to the extent required by subsection 4.10. All such repayments and cash collateralization shall be made in accordance with subsection 4.5.

                 (e) (i) In the event the amount of any prepayment of the Loans required to be made above shall exceed the aggregate principal amount of the outstanding ABR Loans (the amount of any such excess being called the "Excess Amount"), the Borrower shall have the right, in lieu of making such prepayment in full, to prepay all the outstanding applicable ABR Loans and to deposit an amount equal to the Excess Amount with, and (ii) in the event that Letter of Credit Outstandings are required to be cash collateralized, the Borrower shall deposit an amount equal to the aggregate amount of Letter of Credit Outstandings to be cash collateralized with, the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the obligations of the Borrower under this Agreement and applied to the prepayment of the applicable Eurodollar Loans at the end of the current Interest Periods applicable thereto or Letter of Credit Outstandings, as the case may be, or, during an Event of Default, to payment of any obligations under this Agreement (including obligations in respect of the Letters of Credit). On any Business Day on which (i) collected amounts remain on deposit in or to the credit of such cash collateral account after giving effect to the payments made on such day pursuant to this subsection 4.5(e) and (ii) the Borrower shall have delivered to the Administrative Agent a written request or a telephonic request (which shall be promptly confirmed in writing) that such remaining collected amounts be invested in the Cash Equivalent specified in such request, the Administrative Agent shall use its reasonable efforts to invest such remaining collected amounts in such Cash Equivalent, provided, however, that the Administrative Agent shall have continuous dominion and full control over any such investments (and over any interest that accrues thereon) to the same extent that it has dominion and control over such cash collateral account and no Cash Equivalent shall mature after the end of the Interest Period for which it is to be applied. The Borrower shall not have the right to withdraw any amount from such cash collateral account until the applicable Eurodollar Loans and accrued interest thereon and Letter of Credit Outstandings are paid in full or if a Default or Event of Default then exists or would result. Any prepayment or collateralization pursuant to this subsection 4.5(e) shall be applied in the order set forth in clause (ii) of the second sentence of subsection 4.5(c).

                 4.6  Commitment Fee; Administrative Agent's Fee; Other Fees.
(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including, for each Lender, the Closing Date to but not including the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the lesser of (i) the Available Commitment of such Lender and (ii) the Borrowing Base Availability with respect to such Lender, during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December (commencing on September 30, 1997) and on the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein. Commitment fees shall be nonrefundable when paid.

                 (b) The Borrower shall pay to the Administrative Agent the fees set forth in the fee letter agreement, dated August 20, 1997, among the Borrower, Chase and Chase Securities Inc., on the dates specified therein. Upon the receipt of such fees, the Administrative Agent shall pay to the Lenders the fees set forth in the letter, dated September 10, 1997, from the Administrative Agent to the Lenders.

                 (c) The Borrower shall pay to the Administrative Agent the fees set forth in the agency fee letter, dated September 23, 1997, among the Borrower, Chase and Chase Securities Inc., on the dates specified therein.

                 4.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                 (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                 (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

                 4.8 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in subsection 11.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Subject to the proviso in clause (1) of the definition of "Interest Period", if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                 (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

                 4.9 Computation of Borrowing Base. (a) The Borrowing Base in effect from time to time shall represent the maximum principal amount (subject to the aggregate amount of the Revolving Credit Commitments) of Loans and Letter of Credit Outstandings that the Lenders will allow to remain outstanding during the Commitment Period. The Borrowing Base shall be determined in accordance with this subsection 4.9. The Borrowing Base will be based upon the value of certain Proved Reserves attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and other assets of the Borrower and its Restricted Subsidiaries acceptable to the Administrative Agent in its sole discretion, and will be determined by the Administrative Agent in accordance with paragraph (d) of this subsection 4.9, subject to approval by the Supermajority Lenders. Until the Commitments are no longer in effect, all Letters of Credit have terminated and all of the Loans and all other obligations under this Agreement are paid in full, this Agreement shall be subject to the then effective Borrowing Base. During the period from and after the Closing Date until the first Re-determination Date, the amount of the Borrowing Base shall be $50,000,000;

                 (b) Prior to March 1 and September 1 of each year (commencing March 1, 1998), the Borrower shall furnish to the Administrative Agent and to each Lender Reserve Reports, which Reserve Reports shall be dated as of the immediately preceding December 31 (in the case of Reserve Reports due on March
1) and June 30 (in the case of Reserve Reports due on September 1), and shall set forth, among other things, (i) the Oil and Gas Properties, then owned by the Borrower and its Restricted Subsidiaries, (ii) the Proved Reserves attributable to such Oil and Gas Properties and (iii) a projection of the rate of production and net income of the Proved Reserves as of the date of such Reserve Report, all in accordance with the guidelines published by the Securities and Exchange Commission and such assumptions as the Administrative
Agent shall provide.   Concurrently with the delivery of the Reserve Reports,
the Borrower shall furnish to the Administrative Agent and to each Lender a certificate of a Responsible Officer showing any additions to or deletions from the Oil and Gas Properties listed in the Reserve Report, which additions or deletions were made by the Borrower and its Restricted Subsidiaries since the date of the previous Reserve Report.

                 (c) The Borrowing Base shall be re-determined (i) after receipt by the Administrative Agent of each scheduled Reserve Report, (ii) upon the delivery of a Lender Redetermination Notice to the Borrower and (iii) upon the delivery of a Borrower Redetermination Notice to the Administrative Agent, all as provided in this subsection 4.9. Within 15 days after the delivery of a Borrower Redetermination Notice or a Lender Redetermination Notice, the Borrower shall furnish to the Administrative Agent and to each Lender a Reserve Report as of the most recent practicable date. If the Borrower fails to deliver a Reserve Report within the time period provided for in the preceding sentence, then the Administrative Agent shall have the right to rely on the last Reserve Report previously delivered by the Borrower with any such adjustments and taking into account any additional information as the Administrative Agent may deem appropriate, in its sole discretion. On or before the date which is 30 days after receipt (i) of a scheduled semi-annual Reserve Report or (ii) of a Reserve Report in connection with a Lender Redetermination Notice or a Borrower Redetermination Notice, the Administrative Agent shall re-determine the Borrowing Base in its sole discretion, and the Administrative Agent shall notify the Borrower and the Lenders of its re-determination of the Borrowing Base. Within 10 days after receipt from the Administrative Agent of the amount of the its re-determination of the Borrowing Base, each Lender shall notify the Administrative Agent stating whether or not such Lender agrees with that re-determination. Failure of any Lender to give such notice within such period of time shall be deemed to constitute an acceptance of such re-determination. If the Supermajority Lenders agree with that re-determination, then the Administrative Agent promptly shall notify the Borrower of the Borrowing Base as so re-determined, whereupon that re-determined value shall automatically become effective (and shall remain effective until the Borrowing Base is again re-determined as provided in this subsection 4.9(c)). If the Supermajority Lenders have not approved or are not deemed to have approved the Borrowing Base within the 10 day period following their receipt of the proposed amount from the Administrative Agent, the Borrowing Base shall be set at the amount of the then current Borrowing Base and the Borrowing Base shall remain at such level until the Supermajority Lenders, utilizing the procedure outlined herein, agree on a new Borrowing Base. Each re-determination provided for by this subsection 4.9(c) shall be made in accordance with the provisions of subsection 4.9(d). It is the intention of the Borrower and the Lenders that the Borrowing Base be redetermined within 45 days after the furnishing of each Reserve Report, subject to the provisions of this paragraph (c).

                 (d) (i) All determinations and re-determinations by the Administrative Agent provided for in this subsection 4.9 (and any determinations and decisions by either or both of the Administrative Agent and the Supermajority Lenders in connection therewith, including effecting any re-determination of the value of any component contained in a Reserve Report) shall be made by the Administrative Agent and the Lenders in their sole discretion and shall be made on a reasonable basis and in good faith based upon the application by the Administrative Agent and the Lenders of their respective normal oil and gas lending criteria as they exist at the time of determination.

                 (ii) All re-determinations in the Borrowing Base referred to in this subsection 4.9 shall become effective immediately upon the delivery of notice by the Administrative Agent to the Borrower of the re-determination.

                 4.10 Borrowing Base Compliance. If, upon any redetermination of the Borrowing Base pursuant to subsection 4.9, the Aggregate Revolving Credit Exposure of the Lenders exceeds the Borrowing Base then in effect (any such excess, the "Borrowing Base Deficiency"), the Borrower shall prepay the Revolving Credit Loans and then cash collateralize the Letter of Credit Outstandings in an amount equal to 50% of the Borrowing Base Deficiency within 90 days after the effective date of the redetermination resulting in such Borrowing Base Deficiency, and within the next 90 days prepay the Revolving Credit Loans and then cash collateralize the Letter of Credit Outstandings in an amount equal to the balance of such Borrowing Base Deficiency in each case together with interest accrued to the date of such payment or prepayment and any amounts payable under subsection 4.14. If at any other time there exists a Borrowing Base Deficiency, the Borrower shall immediately prepay the Revolving Credit Loans and then cash collateralize the Letter of Credit Outstandings in an amount equal to 100% of such Borrowing Base Deficiency together with interest accrued to the date of such payment or prepayment and any amounts payable under subsection 4.14. Prepayments and collateralization pursuant to this subsection 4.10 shall be made as set forth in subsection 4.5(c).

                 4.11 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.14.

                 4.12 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date hereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                      (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any L/C Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 4.13, changes in the rate or computation of tax on the overall net income of such Lender, franchise taxes imposed in lieu of net income taxes and doing business taxes);

                      (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                      (iii)   shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly, following receipt of the certificate required in subsection 4.12(c), pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

                 (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly, following receipt of the certificate required in subsection 4.12(c), pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

                 (c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled, such notice to include a description, in reasonable detail, of the event giving rise to its claim for such additional amounts; provided that the Borrower shall not be required to compensate a Lender pursuant to this subsection for any additional costs incurred more than six months prior to the date on which such Lender notifies the Borrower of such event giving rise to such additional costs and of such Lender's intention to claim compensation therefor; and provided, further, that, if any adoption or change of any Requirement of Law or other event giving rise to such claim for additional compensation is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                 4.13 Taxes. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, franchise taxes (imposed in lieu of net income taxes) and doing business taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this

Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Non-U.S. Lender if such Non-U.S. Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If, when the Borrower is required by this subsection 4.14(a) to pay any Non-Excluded Taxes, the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                 (b) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, an annual certificate representing that such Non-U.S. Lender (i) is not a "bank" for purposes of Section 881(c) of the Code (and is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank in any filing with or submission made to any Governmental Authority or rating agency), (ii) is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and (iii) is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents, along with such other additional forms as the Borrower, the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) may reasonably request to establish the availability of such exemption. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).

                 4.14 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender's gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of or conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. To be entitled to such indemnity, such Lender shall provide the Borrower with a certificate showing in reasonable detail calculations utilized to ascertain the amount of such Lender's losses (which calculations shall be conclusive, absent manifest error) and the Borrower shall, promptly following receipt of such certificate, pay the Lender the amounts calculated therein; provided that the Borrower shall not be required to compensate a Lender pursuant to this subsection for any loss incurred more than six months prior to the date on which such Lender notifies the Borrower of such event giving rise to such additional costs and of such Lender's intention to claim compensation therefor. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the percentage added to the Eurodollar Rate pursuant to subsection 4.1(a) to the extent included therein) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                 4.15 Change of Lending Office. (a) Each Lender agrees that if it makes any demand for payment under subsection 4.12 or 4.13(a), or if any adoption or change of the type described in subsection 4.11 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection
4.12 or 4.13(a), or would eliminate or reduce the effect of any adoption or change described in subsection 4.11.

                 (b) If any Lender shall assert that any adoption or change of the type described in subsection 4.11 hereof has occurred with respect to it, or if any Lender requests compensation under subsection 4.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 4.13, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to, and such Lender promptly shall, assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 11.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if such assignee is not a Lender or an Affiliate thereof, the Borrower shall have received the prior written consent of the Administrative Agent and Issuing Lender which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (at least to the extent of such outstanding principal) and the Borrower (in the case of all other amounts) and
(iii) in the case of any such assignment resulting from a claim for compensation under subsection 4.12 or payments required to be made pursuant to subsection 4.13, such assignment will result in a reduction in such compensation or payments compared to the compensation or payments payable to the assigning Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation no longer exist or cease to apply.


                   SECTION 5.  REPRESENTATIONS AND WARRANTIES

                 To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

                 5.1 Financial Condition. (a) The consolidated balance sheets of the Borrower and its consolidated Subsidiaries at December 31, 1995 and December 31, 1996 and the related consolidated statements of operations, of stockholders' equity and of cash flows for the respective fiscal years ended on such dates, together with the related notes and schedules thereto, reported on by Arthur Andersen LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the respective fiscal years then ended.

                 (b) The unaudited condensed consolidated balance sheet of the Borrower and its consolidated Subsidiaries at June 30, 1997 and the related unaudited condensed consolidated statements of operations, of stockholders' equity and of cash flows for the 6-month period ended on such dates, together with the related notes and schedules thereto, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of each of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of their respective operations and their consolidated cash flows for the 6-month period then ended (subject to normal year-end audit adjustments).

                 (c) All such financial statements referred to in subsections 5.1(a) and (b), including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). On the Closing Date, except for this Agreement, the other Loan Documents, the Subordinated Note Documents and the matters disclosed in Schedule 5.1 and 5.20, neither the Borrower nor any of its consolidated Subsidiaries have, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any Hedging Agreements, which is not reflected in the financial statements referred to in subsection 5.1(a) or 5.1(b) or in the notes thereto to the extent required by GAAP. During the period from January 1, 1997 to and including the date hereof, there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or Property and no purchase or other acquisition of any business or Property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at December 31, 1996, other than as set forth on Schedule 5.1.

                 5.2 No Change. (a) Since December 31, 1996, there has been no development, circumstance or event which has had or could reasonably be expected to have a Material Adverse Effect, and (b) during the period from January 1, 1997 to and including the date hereof no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Subsidiaries.

                 5.3 Existence; Compliance with Law. Each of the Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate, partnership or limited liability company (as the case may be) power and authority, and the legal right, to own and operate its Property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all applicable Requirements of Law except to the extent that the failure to be so qualified or to comply with such Requirements of Law could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

                 5.4 Power; Authorization; Enforceable Obligations. The Borrower and each of the other Loan Parties has the corporate, partnership or limited liability company (as the case may be) power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder and has taken all necessary corporate, partnership or limited liability company (as the case may be) action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the delivery, performance, validity or enforceability of the Loan Documents to which each Loan Party is a party other than those which have been obtained and are in full force and effect. This Agreement has been, and each other Loan Document to which any Loan Party is a party will be, duly executed and delivered on behalf of such Loan Party. This Agreement constitutes, and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                 5.5 No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any applicable Requirement of Law or Contractual Obligation of the Borrower or of any of its Restricted Subsidiaries, to the extent such violation could reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of its or their respective Properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, other than the Liens created pursuant to the Pledge Agreement.

                 5.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Restricted Subsidiaries or against any of its or their respective Properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

                 5.7 No Default. Neither the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                 5.8 Ownership of Property; Liens. (a) Except for the Oil and Gas Properties, the Borrower and its Restricted Subsidiaries each have good title in fee simple to, or a valid leasehold interest in, all its material real Property and material interests in real Property, and good title to, or a valid leasehold interest in, all its other material Property, and none of such Property is subject to any Lien except as permitted by subsection 8.3.

                 (b) The Borrower and its Restricted Subsidiaries each have good and defensible title to all of its Oil and Gas Properties included in the most recent Reserve Report which are not personal property and good title to all such Oil and Gas Properties which are personal property and material to the Borrower and its Restricted Subsidiaries taken as a whole, except for (i) such imperfections of title as do not in the aggregate materially detract from the value thereof to, or the use thereof in, the business of the Borrower or any of its Restricted Subsidiaries, (ii) Oil and Gas Properties disposed of since the date of the most recent Reserve Report as permitted by subsection 8.6 hereof, and (iii) Liens permitted by subsection 8.3 hereof. The quantum and nature of the interest of the Borrower and its Restricted Subsidiaries in and to the Oil and Gas Properties as set forth in each Reserve Report (including the Initial Reserve Report) includes the entire interest of the Borrower and its Restricted Subsidiaries in such Oil and Gas Properties as of the date of such Reserve Report and are complete and accurate in all material respects as of the date of such Reserve Report; and there are no "back-in" or "reversionary" interests held by third parties which could materially reduce the interest of the Borrower and its Restricted Subsidiaries in such Oil and Gas Properties except as expressly set forth in such Reserve Report. The ownership of the Oil and Gas Properties by the Borrower and its Restricted Subsidiaries shall not in any material respect obligate any such Person to bear the costs and expenses relating to the maintenance, development or operations of each such Oil and Gas Property in an amount in excess of the working interest of such Person in each Oil and Gas Property set forth in the most recent Reserve Report.

                 5.9 Intellectual Property. Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim
which could reasonably be expected to have a Material Adverse Effect.   The use
of such Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

                 5.10 No Burdensome Restrictions. No applicable Requirement of Law or Contractual Obligation of the Borrower or any of its Restricted Subsidiaries could reasonably be expected to have a Material Adverse Effect.

                 5.11 Taxes. Each of the Borrower and its Restricted Subsidiaries has filed all material tax returns which, to the knowledge of such Person, are required to be filed by it and has paid or caused to be paid all taxes shown on said returns and all material assessments, fees and other governmental charges levied upon it or upon any of its Property or income which are due and payable, other than such taxes, assessments, fees and other governmental charges, if any, as are being diligently contested in good faith and by appropriate proceedings and with respect to which there have been established adequate reserves on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in accordance with GAAP. No tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such taxes or material assessments, fees or other governmental charges, other than claims which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are being maintained on the books of the Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP.

                 5.12 Federal Reserve Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including, without limitation, Regulation G, Regulation U, Regulation T or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-1, FR Form U-1 or such other similar form referred to in Regulation G, Regulation U, Regulation T or Regulation X of the Board, as the case may be.

                 5.13 ERISA. Except where the liability could not reasonably be expected to have a Material Adverse Effect: (a) neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied with the applicable provisions of ERISA and the Code; (b) no termination of a Single Employer Plan has occurred, and no Lien on property of the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Plan has arisen, during such five-year period;
(c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (d) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and (e) no such Multiemployer Plan is in Reorganization or Insolvent.

                 5.14 Investment Company Act; Other Regulations. Neither the Borrower nor any of its Restricted Subsidiaries is (a) an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935. Neither the Borrower nor any of its Restricted Subsidiaries is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness under this Agreement or the other Loan Documents.


                 5.15 Subsidiaries. The Persons listed on Schedule 5.15 constitute all the Subsidiaries of the Borrower at the date hereof. Such Schedule sets forth the status of such Subsidiaries, as of the date hereof, as Restricted Subsidiaries or Unrestricted Subsidiaries and sets forth the net book value of the assets owned by each of the Unrestricted Subsidiaries listed on such Schedule.

                 5.16 Purpose of Loans. The proceeds of the Loans and the Letters of Credit will be used for working capital and for the general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business.

                 5.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

                 (a)  each of the Borrower and its Restricted Subsidiaries:
         (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds or is entitled to the benefits of all Environmental Permits (each of which is in full force and effect) required for any of its current or planned operations or for any Property owned, leased, or otherwise operated by it; (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits; and (iv) reasonably believes that (A) each of its Environmental Permits will be timely renewed without expense,
         (B) any additional Environmental Permits which it has reason to believe will be required will be timely obtained without expense, and
         (C) the costs of complying with such renewed or additional Environmental Permits and any other Environmental Laws applicable to or reasonably expected to apply to the Borrower and its Restricted Subsidiaries will not exceed the Borrower's and its Subsidiaries' existing costs of complying with Environmental Permits and Environmental Laws.

                 (b) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Borrower or any Restricted Subsidiary or at any other location, which could reasonably be expected to (i) give rise to liability of the Borrower or any Restricted Subsidiary under any applicable Environmental Law, (ii) interfere with the Borrower's continued operations, or (iii) impair the fair saleable value of any material real property owned or leased by the Borrower or any Restricted Subsidiary.

                 (c) no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any Restricted Subsidiary is, or to the knowledge of the Borrower will be, named as a party is pending or, to the knowledge of the Borrower, threatened.

                 (d) the Borrower has not received any written request for information, or been notified that it or any Restricted Subsidiary is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

                 (e) neither the Borrower nor any Restricted Subsidiary has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

                 (f) neither the Borrower nor any Restricted Subsidiary has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed, contingent or otherwise, under any Environmental Law.

                 5.18 No Material Misstatements. (a) All written information, reports, financial statements, exhibits and schedules furnished to the Administrative Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole, did not contain, and as they may be amended, supplemented or modified from time to time, will not contain, as of the date such statements were made, any untrue statements of a material fact and did not omit, and as they may be amended, supplemented or modified from time to time, will not omit, to state as of the date such statements were made, any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were, are or will be made, not materially misleading.

                 (b) All projections and estimates concerning the Borrower and its Subsidiaries that are or have been made available to the Administrative Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries, have been or will be prepared based on good faith estimates and based upon assumptions either provided by the Administrative Agent and the Lenders, required by applicable Requirements of Law or believed by the Borrower to be reasonable at the time of such preparation.

                 5.19 Insurance. Each of the Borrower and its Restricted Subsidiaries carries and maintains with respect to its insurable properties insurance (including, to the extent consistent with past practices, self-insurance) with financially sound and reputable insurers of the types, to such extent and against such risks as is customary with companies in the same or similar businesses.

                 5.20 Future Commitments. As of the date hereof and as of the Closing Date, except as set forth on Schedule 5.20, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to any Oil and Gas Property of the Borrower or any Restricted Subsidiary which would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons produced from Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

                 5.21 Pledge Agreement. (a) The provisions of the Pledge Agreement and the initial transaction statements, where applicable, delivered to the Administrative Agent pursuant to the forms attached to the Pledge Agreement are effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Securities and proceeds thereof and, (i) when certificates representing or constituting any of the Pledged Securities are delivered to the Administrative Agent, (ii) when the Pledged LLC Interests (as defined in the Pledge Agreement) and the Pledged Partnership Interests (as defined in the Pledge Agreement) are registered pursuant to the forms attached as Exhibits to the Pledge Agreement and (iii) when UCC-1 financing statements are filed in the offices set forth in Schedule 5.21, the Pledge Agreement shall constitute a fully perfected first priority lien on, and security interest in, all right, title and interest of the pledgor party therein in such Pledged Securities and the proceeds thereof, in each case prior and superior in right to any other Person.

                 (b) On the Closing Date, the shares of Capital Stock listed on Schedule I to the Pledge Agreement will constitute all the issued and outstanding shares of Capital Stock of the issuers thereof listed on said Schedule owned by the Loan Parties; all such shares have been duly and validly issued and are fully paid and nonassessable; and the relevant Pledgor of said shares is the record and beneficial owner of said shares.


                        SECTION 6.  CONDITIONS PRECEDENT

                 6.1 Conditions to Initial Extensions of Credit. The agreement of each Lender to make the initial Loan requested to be made by it and of the Issuing Lender to issue the initial Letter of

Credit to be issued by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan and the issuance of such Letter of Credit on the Closing Date, of the following conditions precedent:

                 (a) Loan Documents. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent) (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and (ii) the Pledge Agreement, executed and delivered by a duly authorized officer of each Loan Party thereto.

                 (b) Related Agreements. The Administrative Agent shall have received true and correct copies, certified as to authenticity by the Borrower, of such documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument or security agreement to which the Borrower and its Subsidiaries will be a party after the Closing Date.

                 (c) Borrowing Certificate. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer of the Borrower.

                 (d) Proceedings of the Loan Parties. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a copy of the resolutions or other equivalent authorization, in form and substance satisfactory to the Administrative Agent, of the Board of Directors (or partners or members, as appropriate) of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the Loan Documents to which it is a party and (ii) in the case of the Borrower, the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of such Loan Party (or of its general partner or managing member, as appropriate) as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions (or other equivalent authorization) thereby certified have not been amended, modified, revoked or rescinded.

                 (e) Loan Party Incumbency Certificates. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party (or of its general partner or managing member, as appropriate), executing any Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary (or by its general partner or managing member, as appropriate) of such Loan Party.

                 (f) Constitutional Documents. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), true and complete copies of the constitutional documents of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary (or by its general partner or managing member, as appropriate) of such Loan Party.

                 (g) Consents, Licenses and Approvals. All governmental and third party approvals (including consents) necessary or, in the discretion of the Administrative Agent, advisable in connection with the continuing operations of the Borrower and its Restricted Subsidiaries and the execution, delivery and performance of the Loan Documents shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material and adverse conditions on this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower as to the foregoing.

                 (h) Fees. The Lenders and the Administrative Agent shall have received all fees and expenses required to be paid on or before the Closing Date for which invoices have been presented.

                 (i) Legal Opinions. The Administrative Agent shall have received the following legal opinions:

                 (i) the executed legal opinion of Vinson & Elkins L.L.P., counsel to the Borrower and each Pledgor, substantially in the form of Exhibit C-1;

                 (ii) the executed legal opinion of Woodburn and Wedge, Nevada counsel to the Loan Parties, substantially in the form of Exhibit C-2; and

                 (iii) the executed legal opinion of Brown Drew Massey & Sullivan, Wyoming counsel to the Loan Parties, substantially in the form of Exhibit C-3.

         Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

                 (j) Lien Searches. The Administrative Agent shall have received the results of recent lien searches by Persons reasonably satisfactory to the Administrative Agent, in such jurisdictions and offices as it shall request and such searches shall reveal no Liens on any assets of the Borrower and each of its Restricted Subsidiaries, except for (i) Liens permitted by subsection 8.3 and (ii) Liens to be released on the Closing Date.

                 (k) Insurance. The Administrative Agent shall have received copies of, or an insurance broker's or agent's certificate as to coverage under, the insurance policies required by subsection 7.5.

                 (l) Reserve Report. The Administrative Agent shall have received a Reserve Report from a firm satisfactory to the Administrative Agent and other reserve information with respect to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries, all of which shall be satisfactory in form and substance to the Administrative Agent (collectively, the "Initial Reserve Report").

                 (m) Title to Oil and Gas Properties. The Administrative Agent shall be reasonably satisfied as to the title to the Oil and Gas Properties representing all of the Oil and Gas Properties included in the Initial Reserve Report.

                 (n) Environmental Matters. The Administrative Agent shall be reasonably satisfied with the potential environmental liabilities to which the Borrower and its Subsidiaries may be subject based on such reports and other information as the Administrative Agent may reasonably request.

                 (o) Pledged Securities. The Administrative Agent shall have received the certificates representing the certificated Pledged Securities pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the Pledgor thereof, endorsed in blank by a duly authorized officer of the Pledgor thereof.

                 (p) Actions to Perfect Liens. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Pledge Agreement shall have been completed.

                 (q) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

                 6.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, its initial Extension of Credit and any renewal or extension of a Letter of Credit) is subject to the satisfaction of the following conditions precedent:

                 (a) Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

                 (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

Each borrowing by, and Letter of Credit issued on behalf of, the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in (a) and (b) of this subsection have been satisfied.


                       SECTION 7.  AFFIRMATIVE COVENANTS

                 The Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan, Note or Letter of Credit remains outstanding and unpaid or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Restricted Subsidiaries to:

                 7.1 Financial Statements. Furnish to the Administrative Agent and to each of the Lenders:

                 (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, (i) a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, stockholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Arthur Andersen LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Lenders and (ii) a copy of the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such year and the related consolidated statements of operations, stockholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects; and

                 (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower and its consolidated Subsidiaries,
         (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter and (ii) the unaudited consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of the Borrower and its Restricted Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end and audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                 7.2 Certificates; Other Information. Furnish to the Administrative Agent and to each of the Lenders:

                 (a) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of a Responsible Officer stating that, to the best of such officer's knowledge, during such period (i) no Subsidiary has been formed or acquired (or, if any Restricted Subsidiary has been formed or acquired, the Borrower and such Restricted Subsidiary complied with the requirements of subsection 7.9 with respect thereto) and (ii) the Borrower has observed or performed all of its covenants (and setting forth the calculations used to determine compliance with the covenants set forth in subsection 8.1) and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

                 (b) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports, if any, which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

                 (c) promptly upon receipt thereof, copies of all reports and management letters submitted to the Borrower or any Restricted Subsidiary by independent public accountants in connection with any interim or special audit of the books or operations of the Borrower or such Restricted Subsidiary made by such accountants;

                 (d) together with any Reserve Report delivered pursuant to subsection 4.9, a schedule identifying the pricing and notional volumes on the open Commodity Price Risk Management Agreements of the Borrower and its Restricted Subsidiaries as of the fiscal quarter ending on the date of such Reserve Report;

                 (e) deliver to the Administrative Agent within 30 days of obtaining any renewal or replacement insurance policies as and when required by subsection 7.5, certificates of insurance evidencing the Borrower's compliance with subsection 7.5; and

                 (f) promptly, such additional financial and other information concerning the Borrower and its Subsidiaries as any Lender (acting through the Administrative Agent) may from time to time reasonably request.

                 7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the applicable Restricted Subsidiary, as the case may be.

                 7.4 Conduct of Business and Maintenance of Existence; Compliance with Law and Contractual Obligations. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except as otherwise permitted by subsection 8.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

                 7.5 Maintenance of Property; Insurance. Keep all material property owned or leased by it that is useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; maintain with financially sound and reputable insurance companies insurance of such types, in such amounts and against such risks as is customary to be maintained by companies engaged in the same or a similar business in the same general area; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

                 7.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit, upon reasonable prior notice, representatives of any Lender to visit, subject to compliance with the terms of any applicable Requirements of Law or corporate policy, and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours and as often as may reasonably be requested through the Administrative Agent and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

                 7.7  Notices.  Promptly give notice to the Administrative
Agent of:

                 (a)  the occurrence of any Default or Event of Default;

                 (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries or
         (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Restricted Subsidiaries and any Governmental Authority, which could reasonably be expected to have, in the opinion of a Responsible Officer, a Material Adverse Effect;

                 (c) any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries which could reasonably be expected, in the opinion of a Responsible Officer, to result in an adverse judgment of $1,000,000 or more not covered by insurance or in which injunctive or similar relief is sought;

                 (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof to the extent any such event could reasonably be expected to have a Material Adverse Effect: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure by the Borrower or any Commonly Controlled Entity to make any required contribution to a Plan, the creation of any Lien on the property of the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Plan or any withdrawal by the Borrower or any Commonly Controlled Entity from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal by the Borrower or any Commonly Controlled Entity from, or the terminating, Reorganization or Insolvency of, any Plan; and

                 (e) any other event which could reasonably be expected to have or has had, in the opinion of a Responsible Officer, a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what the Borrower and its Restricted Subsidiaries have taken or propose to take with respect thereto.

                 7.8 Environmental Laws. (a) (i) Comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain reasonably could be expected to have a Material Adverse Effect. For purposes of this subsection 7.8(a), noncompliance by the Borrower or any of its Restricted Subsidiaries with any applicable Environmental Law or Environmental Permit shall be deemed not to constitute a breach of this covenant provided that, upon learning of any actual or suspected noncompliance, the

Borrower and its Restricted Subsidiaries shall promptly undertake all reasonable efforts to achieve compliance, and provided further that, in any case, such non-compliance, and any other noncompliance with Environmental Law, individually or in the aggregate, could not reasonably be expected to give rise to a Material Adverse Effect or materially and adversely affect the value of any material Property considered for calculation of the Borrowing Base.

                 (b) Comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal or other appropriate action to contest such order or directive has been timely and properly taken in good faith, or where non-compliance could not reasonably be expected to give rise to a Material Adverse Effect.

                 (c) Prior to acquiring any ownership or leasehold interest in real property or other interest in any real property that could give rise to the Borrower being subject to potential significant liability under or violations of any Environmental Law which potential liability or violations, if incurred, could reasonably be expected to have a Material Adverse Effect: (i) notify the Administrative Agent; and (ii) if requested by the Administrative Agent, provide to the Administrative Agent a written report by an environmental consultant reasonably acceptable to the Administrative Agent assessing the presence or potential presence of significant levels of any Materials of Environmental Concern on, under, in, or about the property, or of other conditions that could give rise to potentially significant liability or violations of any Environmental Law.

                 7.9 Additional Collateral. (a) With respect to any Person that, subsequent to the Closing Date, becomes a Restricted Subsidiary (other than a Foreign Subsidiary), promptly: (i) cause the Capital Stock of such Person owned by the Borrower and any Restricted Subsidiary to be pledged to the Administrative Agent, for the ratable benefit of the Lenders, pursuant to documentation reasonably satisfactory to the Administrative Agent, and take all actions reasonably necessary or advisable to cause the Lien thereon to be duly perfected in accordance with all applicable Requirements of Law, and deliver any certificates representing such Capital Stock to the Administrative Agent, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Restricted Subsidiary, as the case may be, and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clause
(i) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

         (b) With respect to any Person that, subsequent to the Closing Date, becomes a Restricted Subsidiary and is a Foreign Subsidiary, promptly: (i) execute and deliver to the Administrative Agent a new pledge agreement as the Administrative Agent shall deem reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Borrower or any Restricted Subsidiary (provided that in no event shall more than 65% of the Capital Stock of any such Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Restricted Subsidiary, as the case may be, and take or cause to be taken all such other actions under the law of the jurisdiction of organization of such Foreign Subsidiary as may be reasonably necessary or advisable to perfect such Lien on such Capital Stock and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                 7.10 Maintenance and Operation of Property. To the extent that the failure to comply could reasonably be expected to have a Material Adverse Effect and consistent with the standards of a reasonably prudent operator:

                          (a) Maintain, develop, and operate Borrower's Oil and Gas Properties, and oil and gas gathering assets in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to the Properties so long as the oil and gas leases are capable of producing Hydrocarbons in quantities and at prices providing for continued efficient and profitable operation of business;

                          (b) Comply in all material respects with all contracts and agreements applicable to or relating to Borrower's Oil and Gas Properties or the production and sale of Hydrocarbons therefrom;

                          (c) At all times, maintain, preserve, and keep all operating equipment used with respect to Borrower's Oil and Gas Properties, and oil and gas gathering assets in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of the operating equipment shall at all times be properly preserved and maintained, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if Borrower or its Subsidiaries shall in good faith determine that the action is not necessary or desirable for its continued efficient and profitable operation of business.

                          (d)  With respect to Borrower's Oil and Gas
         Properties, and oil and gas gathering assets which are operated by operators other than Borrower or a Restricted Subsidiary, use reasonable efforts to enforce in a manner consistent with the industry practice the operators' contractual obligations to maintain, develop, and operate such Properties subject to the applicable operating agreements.

                 7.11 Further Assurances. Upon the request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on the Collateral (as defined in the Pledge Agreement) that are duly perfected in accordance with all applicable Requirements of Law.


                         SECTION 8.  NEGATIVE COVENANTS

                 The Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan, Note or any Letter of Credit remains outstanding and unpaid or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not (except with respect to subsection 8.1) permit any Restricted Subsidiary to, directly or indirectly:

                 8.1 Financial Covenant Conditions. (a) Total Debt Interest Coverage Ratio. Permit, for any period of four consecutive fiscal quarters ending after the date hereof, the ratio of EBITDA to Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such four consecutive fiscal quarters to be less than 3.0 to 1.0.

                 (b) Total Debt Leverage Ratio. Permit the ratio of Indebtedness of the Borrower and its Restricted Subsidiaries as of the last day of any fiscal quarter to EBITDA for the period of four consecutive fiscal quarters then ended to be greater than 3.5 to 1.0.

                 (c) Current Ratio. Permit the ratio of current assets to current liabilities at any time to be less than 1.0 to 1.0 (for purposes of this calculation, current assets will include an amount equal to the Borrowing Base Availability).


                 8.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

                 (a)  Indebtedness of the Borrower under the Loan Documents;

                 (b) Indebtedness of the Borrower issued to any Wholly-Owned Restricted Subsidiary and Indebtedness of any Wholly-Owned Restricted Subsidiary issued to the Borrower or any other Wholly-Owned Restricted Subsidiary;

                 (c) (i) Indebtedness of the Borrower evidenced by the Senior Subordinated Notes and (ii) Permitted Subordinated Refinancing Debt related thereto, if any;

                 (d)  Guarantee Obligations permitted by subsection 8.4;

                 (e) Indebtedness of the Borrower and its Wholly-Owned Restricted Subsidiaries existing on the Closing Date and listed on
         Schedule 8.2(e), but not any extensions, renewals or replacements of such Indebtedness;

                 (f) Indebtedness of the Borrower under Interest Rate Protection Agreements entered into for the purpose of limiting interest rate risks, provided that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant;

                 (g) Indebtedness of the Borrower under Commodity Price Risk Management Agreements provided that such contracts were entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Borrower and its Restricted Subsidiaries; provided that the aggregate amount of such Commodity Price Risk Management Agreements may not exceed the following: (i) for oil, the total volumes to be hedged for any year shall not exceed 80% of expected oil production of the Borrower or the Restricted Subsidiary for such year, whichever is the party to the Commodity Price Risk Management Agreement and (ii) for gas, the total volumes to be hedged for any year shall not exceed 80% of expected gas production of the Borrower or the Restricted Subsidiary for such year, whichever is the party to the Commodity Price Risk Management Agreement;

                 (h) other Subordinated Indebtedness that is issued on terms reasonably satisfactory to the Administrative Agent and the Required Lenders with respect to provisions regarding maturity, interest rate, covenants, events of default and subordination language (which provisions shall be consistent with those applicable to similarly-rated issuers engaging in similar transactions) and any Permitted Subordinated Refinancing Debt related thereto, provided that after giving effect to the issuance of such Subordinated Indebtedness or

         Permitted Subordinated Refinancing Debt related thereto, the Borrower is in compliance with the covenants contained in subsection 8.1 and subsection 8.7 hereof;

                 (i) additional Indebtedness of the Borrower not to exceed $25,000,000 in aggregate principal amount at any one time outstanding; and

                 (j) additional Indebtedness of Wholly-Owned Restricted Subsidiaries not to exceed $5,000,000 in aggregate principal amount at any one time outstanding.

                 8.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

                 (a) Liens for taxes, assessments, fees and other governmental charges and claims that are not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP;

                 (b) carriers', warehousemen's, suppliers' mechanics', materialmen's, vendors', repairmen's, landlords' and other like Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 120 days or which are being contested in good faith by appropriate proceedings;

                 (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other kinds of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state or federal lands or waters);

                 (d) Liens constituting survey exceptions, encumbrances, easements and reservations of, or rights of others for, rights-of-way, zoning and other restrictions as to the use of real properties and other similar encumbrances incurred in the ordinary course of business which, with respect to all of the foregoing, do not secure the payment of Indebtedness of the type described in clauses (a)-(d) of the definition thereof and which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value and use of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

                 (e) Liens existing on the date of this Agreement and listed on Schedule 8.3, provided that no such Lien is amended after the date of this Agreement to cover any additional Property or to secure additional Indebtedness;

                 (f) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements that are customary in the Oil and Gas Business; provided that the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by the Borrower or the applicable Restricted Subsidiary, as the case may be, do not exceed, at any time outstanding, the amount owing by the Borrower or any Restricted Subsidiary, as applicable, for one month's billed operating expenses or other expenditures attributable to such entity's interest in the Property covered thereby;

                 (g) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases, provided that the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by the Borrower or the applicable Restricted Subsidiary, as the case may be, do not exceed, at any time outstanding, the amount owing by the Borrower or any Restricted Subsidiary, as applicable, for one month's payments as due thereunder;

                 (h) Liens on pipeline or pipeline facilities that arise under operation of law;

                 (i)  Liens on the Capital Stock of Unrestricted Subsidiaries;

                 (j)  Liens created pursuant to any Loan Document; and

                 (k) Liens securing Indebtedness otherwise permitted by subsection 8.2 not to exceed $5,000,000 in aggregate amount at any time outstanding.

                 8.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

                 (a) Guarantee Obligations of any Restricted Subsidiary with respect to the Senior Subordinated Notes and Permitted Subordinated Refinancing Debt, (x) which Guarantee Obligations shall contain subordination provisions which are not materially less favorable to the Lenders than the subordination provisions with respect to the Senior Subordinated Notes and (y) so long as, prior to or concurrently with incurring such Guarantee Obligation, (i) such Restricted Subsidiary guarantees the obligations of the Borrower under this Agreement pursuant to documentation and terms reasonably satisfactory to the Administrative Agent and (ii) if requested by the Administrative Agent, such Restricted Subsidiary shall also deliver to the Administrative Agent an opinion of counsel, regarding such legal matters as the Administrative Agent shall reasonably request;

                 (b) Guarantee Obligations in existence on the date hereof and listed on Schedule 8.4;

                 (c) other Guarantee Obligations of the Borrower or any Restricted Subsidiary of Indebtedness of the Borrower or any Wholly-Owned Restricted Subsidiary permitted by subsection 8.2, provided that prior to or concurrently with any Restricted Subsidiary incurring such Guarantee Obligation, (x) such Guarantee Obligations shall contain subordination provisions which are reasonably satisfactory to the Required Lenders and (y) (i) such Restricted Subsidiary guarantees the obligations of the Borrower under this Agreement pursuant to documentation and terms reasonably satisfactory to the Administrative Agent and (ii) if requested by the Administrative Agent, such Restricted Subsidiary shall also deliver to the Administrative Agent an opinion of counsel, regarding such legal matters as the Administrative Agent shall reasonably request; and

                 (d)  Guarantee Obligations arising under the Loan Documents.

                 8.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation as a constituent party, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its Property, business or assets, or make any material change in its present method of conducting business except:

                 (a) (i) any Restricted Subsidiary of the Borrower (including a Foreign Subsidiary) may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly-Owned Restricted Subsidiaries which are Domestic Subsidiaries (provided that such Wholly-Owned Restricted Subsidiary or Subsidiaries shall be the continuing or surviving Person) and (ii) any Foreign Subsidiary of the Borrower may be merged or consolidated with or into any one or more Wholly-Owned Restricted Subsidiaries which are Foreign Subsidiaries (provided that such Wholly-Owned Restricted Subsidiary or
         Subsidiaries shall be the continuing or surviving Person);

                 (b) (i) any Wholly-Owned Restricted Subsidiary (including a Wholly-Owned Restricted Subsidiary which is a Foreign Subsidiary) of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly-Owned Restricted Subsidiary which is a Domestic Subsidiary and (ii) any Wholly-Owned Restricted Subsidiary of the Borrower which is a Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Wholly-Owned Restricted Subsidiary which is a Foreign Subsidiary; and

                 (c) any Wholly-Owned Restricted Subsidiary may be merged or consolidated with any Person acquired in connection with a Permitted Business Acquisition made in the ordinary course of the Oil and Gas Business, provided such Wholly-Owned Restricted Subsidiary shall be the continuing or surviving Person.

                 8.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or issue or sell any shares of the Borrower's Disqualified Stock or such Restricted Subsidiary's Capital Stock to any Person other than the Borrower or any domestic Wholly-Owned Restricted Subsidiary, except:

                 (a) the sale or discount without recourse of any accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

                 (b) the sale of Hydrocarbons in the ordinary course of business as and when produced or after the production thereof;

                 (c)  as permitted by subsection 8.5(b);

                 (d) the abandonment, farm-out, lease or sublease of Oil and Gas Properties not containing Proved Reserves in the ordinary course of business;

                 (e) the sale of Oil and Gas Properties in connection with tax credit transactions complying with Section 29 of the Code or any other analogous provision whether now existing or hereafter enacted, which sale does not result in a reduction in the Borrower's or its Restricted

         Subsidiaries', as the case may be, right to receive the cash flow from such Oil and Gas Properties and which sale is on terms reasonably acceptable to the Administrative Agent;

                 (f) sales or other dispositions of Proved Reserves, provided that the amount of all sales or other dispositions of Proved Reserves made during any Borrowing Base Period may not exceed $10,000,000, unless, simultaneously with any such sale or disposition which (together with prior sales or other dispositions made during such Borrowing Base Period) exceeds the foregoing limit, the Borrowing Base is reduced by an amount agreed to at the time by the Supermajority Lenders pursuant to the procedures set forth in subsection 4.9; provided further that any conversion of a Restricted Subsidiary, which owns, directly or indirectly, Proved Reserves, to an Unrestricted Subsidiary in conformity with subsection 8.17 shall be deemed to be a sale of such Proved Reserves for purposes of this subsection 8.6.

                 (g) sales or other dispositions of Property not constituting Oil and Gas Properties (other than the Capital Stock of any Restricted Subsidiaries of the Borrower); and

                 (h) dispositions occurring as the result of a casualty event, event of loss or condemnation or expropriation.

                 8.7 Limitation on Restricted Payments. Declare or pay any dividend on (other than dividends payable solely in common stock of the Borrower), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any Restricted Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of the Borrower or any Restricted Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasance, retirements, acquisitions and distributions being herein called "Restricted Payments"), except that:

                 (a) any Restricted Subsidiary may declare and pay dividends to or make other distributions to the Borrower or to any other Wholly-Owned Restricted Subsidiary; and

                 (b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make a Restricted Payment if such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date, is less than the sum of (i) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of the Borrower's most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to subsection 7.1 at or prior to the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 50% of the aggregate net cash proceeds received from the issue or sale after the Closing Date of Capital Stock of the Borrower (other than Capital Stock sold to a Subsidiary of the Borrower and other than Disqualified Stock), minus (iii) the amount of Subordinated Indebtedness previously redeemed or repurchased pursuant to subsection 8.9(a)(ii) and minus
         (iv) the amount by which the sum of all Investments previously made in Unrestricted Subsidiaries pursuant to subsection 8.8(g) exceeds $10,000,000; provided, however, that the foregoing provisions of this paragraph shall not prohibit Restricted Payments, which, together with the aggregate of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date (in addition to all amounts which are included in clauses (iii) and (iv) immediately preceding), do not exceed $25,000,000. The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by the Board of Directors of the Company or certified to the Administrative Agent by a Responsible Officer of the Company) on the date of the proposed Restricted Payment.

                 8.8 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or incur any Guarantee Obligation on behalf or for the benefit of, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment (including by the issuance of letters of credit) in (collectively, "Investments"), any Person except:

                 (a) extensions of trade credit in the ordinary course of business;

                 (b)  Investments in Cash Equivalents;

                 (c) loans and advances to officers and employees of the Borrower or any Restricted Subsidiary for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrower and its Restricted Subsidiaries not to exceed $1,000,000 at any one time outstanding;

                 (d) Investments constituting Permitted Business Investments made or entered into in the ordinary course of the Oil and Gas Business;

                 (e) Investments constituting Permitted Business Acquisitions made or entered into in the ordinary course of the Oil and Gas Business;

                 (f) Investments by the Borrower in any Wholly-Owned Restricted Subsidiary and Investments by any Wholly-Owned Restricted Subsidiary in the Borrower or in other Wholly-Owned Restricted Subsidiaries, provided that the net book value of Investments made after the Closing Date in any Restricted Subsidiaries which are Foreign Subsidiaries shall not exceed 25% of the net book value of the assets of the Borrower and its Restricted Subsidiaries in the aggregate at any time outstanding after taking into account any return after the Closing Date from dividends, distributions and repayments in respect of such Investment;

                 (g) Investments by the Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries; provided that the aggregate amount of such Investments (net of any cash received as dividends or distributions on such Investments or from the sale of such Investments) does not exceed, at any one time outstanding, $10,000,000, unless (after deducting that excess, pursuant to subsection 8.7(b)(iv), from the amount of Restricted Payments permitted by subsection 8.7(b)) the Borrower would be able to make, at such time, an additional Restricted Payment pursuant to subsection 8.7(b); provided further that the cumulative outstanding investment in any Restricted Subsidiary on the date that such Restricted Subsidiary is converted to an Unrestricted Subsidiary in conformity with subsection 8.17 shall be deemed an investment made on such conversion date in an Unrestricted Subsidiary for purposes of determining compliance with this subsection 8.8(g); and

                 (h) Investments by the Borrower or any Restricted Subsidiary in securities which trade on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market (including Investments existing on the Closing Date and listed on Schedule 8.8 hereof, but excluding Investments in Unrestricted Subsidiaries) in an aggregate amount (valued at cost) not to exceed $50,000,000 at any one time outstanding.

                 8.9 Limitation on Optional Payments and Modifications of Debt Instruments, Other Material Agreements. (a) Make any payments, optional payment or prepayment on or redemption, defeasance or purchase of any Indebtedness (other than Indebtedness under this Agreement) or amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms (including the subordination provisions) of the Senior Subordinated Notes or any Permitted Subordinated Refinancing Debt; provided that as long as no Default or Event of Default has occurred or is continuing or would exist after giving effect thereto, the Borrower may redeem or repurchase Subordinated Indebtedness otherwise permitted by this Agreement (i) with the net cash proceeds from an incurrence of Permitted Subordinated Refinancing Debt and (ii) to the extent that, after deducting the amount of the proposed redemption or repurchase, pursuant to subsection 8.7(b)(iii), from the amount of Restricted Payments permitted by subsection 8.7(b), the Borrower would be able to make an additional Restricted Payment at such time pursuant to subsection 8.7(b).

                 (b) Designate any Indebtedness as "Designated Senior Debt" under the Senior Subordinated Indenture without the consent of the Required Lenders.

                 8.10 Limitation on Transactions with Affiliates. Except as described in Schedule 8.10, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than transactions between or among the Borrower and its Wholly-Owned Restricted Subsidiaries) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Borrower's or the applicable Restricted Subsidiary's business and (c) upon fair and reasonable terms no less favorable to the Borrower or the applicable Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate or, in the event no comparable transaction with an unaffiliated Person is available, on terms that are fair from a financial point of view to the Borrower or the applicable Restricted Subsidiary. For purposes of this subsection 8.10, "Affiliate" shall include any Unrestricted Subsidiary.

                 8.11 Limitation on Sales and Leasebacks. Enter into any arrangement (a "Sale and Leaseback Transaction") with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal Property which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any Restricted Subsidiary.

                 8.12 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower and its Restricted Subsidiaries to end on a day other than December 31.

                 8.13 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement which prohibits or limits the ability of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien in favor of any of the Administrative Agent, the Lenders under the Loan Documents and their respective assignees under the Loan Documents or any Person refinancing all or a portion of the Commitments hereunder (each, a "Negative Pledge Clause"), upon any of its Property, assets or revenues, whether now owned or hereafter acquired; provided that the foregoing shall not apply to a Negative Pledge Clause to the extent such Negative Pledge Clause (i) is contained in an agreement which creates a Lien permitted by subsections 8.3(c),
(f), (i) or (k) and (ii) only applies to the Property encumbered by such Lien.

                 8.14 Limitation on Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for the Oil and Gas Business and those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement or which are directly related thereto.

                 8.15 Forward Sales. Except in accordance with usual and customary practice in the Oil and Gas Business and except for gas imbalances not in excess of 2,500,000 mcf, enter into or permit to exist any advance payment agreement or other arrangement pursuant to which the Borrower or any of its Subsidiaries, having received full or substantial payment of the purchase price for a specified quantity of Hydrocarbons upon entering such agreement or arrangement, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons pursuant to and during the terms of such agreement or arrangement.

                 8.16 Hedging Agreements. Enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to achieve more predictable revenues and cash flows and reduce exposure to fluctuations in interest rates and oil and gas prices to which the Borrower or any of its Restricted Subsidiaries is exposed in the conduct of its business or the management of its liabilities, provided that the aggregate amount of Hedging Agreements which are Commodity Price Risk Management Agreements may not exceed the following: (i) for oil, the total volumes to be hedged for any year shall not exceed 80% of expected oil production of the Borrower or the Restricted Subsidiary for such year, whichever is the party to the Hedging Agreement and (ii) for gas, the total volumes to be hedged for any year shall not exceed 80% of expected gas production of the Borrower or the Restricted subsidiary for such year, whichever is the party to the Hedging Agreement.

                 8.17 Unrestricted Subsidiaries. (a) Create or otherwise designate any Subsidiary as an Unrestricted Subsidiary unless the terms set forth in the definition of Unrestricted Subsidiary are complied with respect to such Subsidiary and no Default would result from the designation, creation and operation of such Unrestricted Subsidiary.

                 (b) Without the prior written consent of the Supermajority Lenders, change the characterization of a Subsidiary from a Restricted Subsidiary to an Unrestricted Subsidiary or an Unrestricted Subsidiary to a Restricted Subsidiary; provided however, the prior written consent of the Supermajority Lenders shall not be required to (i) change the characterization of an Unrestricted Subsidiary to a Restricted Subsidiary if (A) no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom, (B) after giving effect to such re-characterization, each of the representations and warranties made by each Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects as of the date of such re-characterization, (C) such Subsidiary shall have complied with the provisions of subsection 7.9 and (D) the Borrower provides the Administrative Agent five days advance written notice of its intent to re-characterize such Subsidiary or (ii) change the characterization of a Restricted Subsidiary to an Unrestricted Subsidiary if (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and assuming that all investments made by the Borrower or any other Subsidiary in such Restricted Subsidiary prior to the date of such re-characterization were investments in an Unrestricted Subsidiary and (B) the Borrower provides the Administrative Agent five days advance written notice of its intent to re-characterize such Subsidiary. If any Restricted Subsidiary is designated as an Unrestricted Subsidiary in accordance with the terms of this Agreement, the Administrative Agent shall, and the Lenders hereby instruct the Administrative Agent to, release, upon the written request of the Borrower, such Subsidiary from any Guarantee Obligations arising under the Loan Documents and the Capital Stock of such Subsidiary from the Liens created under the Pledge Agreement; provided that such

Subsidiary shall not have any Guarantee Obligations with respect to, or Liens in favor of, any Subordinated Indebtedness that are not so released. The Administrative Agent, at the Borrower's request and expense, shall execute such releases, termination statements or agreements as may be reasonably necessary to effect the release of Guarantee Obligations under the Loan Documents or Liens created under the Pledge Agreement.

                 (c) Permit any Unrestricted Subsidiary to fail to comply with the requirements set forth in the definition of "Unrestricted Subsidiary."


                         SECTION 9.  EVENTS OF DEFAULT

                 If any of the following events shall occur and be continuing:

                 (a) The Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

                 (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                 (c) The Borrower or any of its Restricted Subsidiaries shall default in the observance or performance of any agreement applicable to it contained in subsection 4.10, subsection 7.9 or Section 8 of this Agreement; or

                 (d) The Borrower or any of its Restricted Subsidiaries shall default in the observance or performance of any other agreement applicable to it contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 consecutive days after the earlier of (i) the Borrower's obtaining knowledge of such default or (ii) the receipt by the Borrower of notice thereof from the Administrative Agent or any Lender; or

                 (e)  The Borrower or any of its Restricted Subsidiaries shall
         (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans), or in the payment of any Guarantee Obligation, in excess, in the aggregate, of $5,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable, provided that the aggregate principal amount of all such

         Indebtedness and Guarantee Obligations which would then become due and payable would equal or exceed $5,000,000; or

                 (f) (i) The Borrower or any of its Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; or (iv) the Borrower or any of its Restricted Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
         (iii) above; or (v) the Borrower or any of its Restricted Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                 (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could have a Material Adverse Effect; or

                 (h) One or more judgments or decrees shall be entered against the Borrower or any Restricted Subsidiary involving in the aggregate a liability (to the extent not paid or covered by insurance) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days after the entry thereof; or

                 (i) (i) The Pledge Agreement shall cease, for any reason, to be in full force and effect or any Pledgor shall so assert in writing or (ii) the Lien created by the Pledge Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

                 (j) The subordination provisions contained in any Subordinated Note Document or any other Subordinated Indebtedness shall cease, for any reason, to be in full force and effect, or any Person that is a party thereto or holders of at least 25% of the aggregate principal amount of such Subordinated Indebtedness shall so assert in writing; or

                 (k)  A Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued and unpaid interest thereon) and all other amounts owing under this Agreement (including, without limitation, all Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, declare the Loans hereunder (with accrued and unpaid interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

                 With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then unexpired amount that is available to be drawn under such Letters of Credit. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired, been cancelled or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired, been cancelled or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the Administrative Agent is hereby authorized to, and shall, release the balance, if any, in such cash collateral account to the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of the within security interest in such cash collateral account. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                             SECTION 10.  THE AGENT

                 10.1 Appointment. Each Lender hereby irrevocably designates and appoints Chase as Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

                 10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                 10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

                 10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                 10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                 10.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Loan Party and made its own decision to make its Extensions of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Loan Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                 10.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the obligations under this Agreement) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of all obligations under this Agreement and all other amounts payable hereunder.

                 10.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Extensions of Credit made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

                 10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), shall succeed to the rights, powers and duties of the Administrative Agent hereunder. Effective upon such appointment and approval, the term "Administrative Agent" shall mean such successor agent, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

                 10.10 Issuing Lender. The provisions of this Section 10 applicable to the Administrative Agent shall apply to the Issuing Lender in the performance of its duties under the Loan Documents, mutatis mutandis.


                           SECTION 11.  MISCELLANEOUS

                 11.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the applicable Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the applicable Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the principal amount of any Loan or extend the Termination Date, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitments, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders (or modify any provision of this Agreement or any other Loan Document to provide that an action currently requiring the approval of or consent by the Supermajority Lenders may be taken with the consent or approval by a lower percentage of Lenders), or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents or release of all or substantially all of the Pledged Securities, other than in accordance with the terms of the applicable Loan Documents, in each case without the written consent of all the Lenders and the Borrower, or (iii) change subsection 4.8(a) or subsection 11.7(a) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (iv) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent and Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

                 11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand or by courier service, when delivered, (b) in the case of delivery by mail, three Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule 11.2 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto in writing:

        The Borrower:                      Belco Oil & Gas Corp.
                                           767 Fifth Avenue
                                           New York, New York 10153
                                           Attention:  Dominick J. Golio,
                                           Chief Financial Officer
                                           Fax:  (212) 644-2230

        The Administrative
          Agent:                           The Chase Manhattan Bank
                                           One Chase Manhattan Plaza, 3rd Floor
                                           New York, New York  10081
                                           Attention: Global Oil and Gas
                                           Fax: (212) 552-1687

                                           With a copy to:

                                           Chase Manhattan Bank Agency Services
                                             Corporation
                                           One Chase Manhattan Plaza, 8th Floor
                                           New York, New York 10081
                                           Attention:  Joselin Fernandes
                                           Tel: (212) 552-7414
                                           Fax: (212) 552-5777
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 4.3, 4.5 or 4.8 shall not be effective until received.

                 11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Issuing Lender or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                 11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Extensions of Credit hereunder.

                 11.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and its Affiliates for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, syndication, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of (i) counsel to the Administrative Agent and (ii) the Administrative Agent customarily charged by it in connection with syndicated credits, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the several Lenders, (c) to pay, indemnify, and hold each Lender and the Administrative Agent (and their respective Affiliates and their respective directors, officers, employees and agents) harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent (and their respective directors, officers, employees, agents and affiliates) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents or the use or the proposed use of proceeds contemplated by this Agreement, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to any Loan Party or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"); provided that the Borrower shall have no obligation under this clause (d) to any Administrative Agent or any Lender (or any of their respective directors, officers, employers, agents or Affiliates), with respect to indemnified liabilities to the extent such liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person; provided further that the Borrower shall not be liable under this clause (d) for the legal expenses of more than one primary firm or more than one local counsel in each state or other jurisdiction in which an indemnifiable action is brought unless the use of one primary firm or one local counsel by the indemnified parties would present such firm or counsel with a conflict of interest. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives, and to cause each of its Restricted Subsidiaries not to assert and to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder and the termination of this Agreement.

                 11.6  Successors and Assigns; Participations and Assignments.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and any Notes hereunder and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

                 (b) Any Lender may, in the ordinary course of its commercial banking or lending business and in accordance with applicable law and at no cost or expense to the Borrower, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, (i) such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, (iv) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents, and (v) in any proceeding under the Bankruptcy Code, the Lender shall be, to the extent permitted by law, the sole representative with respect to the obligations held in the name of such Lender, whether for its own account or for the account of any Participant. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant's participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i) and (ii) of the proviso to subsection 11.1. The Borrower agrees that each Participant shall be entitled to the benefits of subsections 4.13 and 4.14 with respect to its participation in the Commitments and the Loans and Letters of Credit outstanding from time to time as if it was a Lender; provided that, in the case of subsection 4.13, such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                 (c) Any Lender may, in the ordinary course of its commercial banking or lending business and in accordance with applicable law, at any time and from time to time assign to any Lender or, with the prior written consent of each Issuing Lender, any Affiliate thereof or, with the prior written consent of the Administrative Agent, the Borrower and each Issuing Lender (which in each case shall not be unreasonably withheld), to an additional bank or financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents including, without limitation, its Revolving Credit Commitments, L/C Commitments, Revolving Credit Loans and L/C Participating Interests, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender, by the Borrower, the Administrative Agent and each Issuing Lender) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that (i) (unless the Borrower and the Administrative Agent otherwise consent in writing) no such transfer to an Assignee (other than a Lender or any Affiliate thereof) shall be in an aggregate principal amount less than $5,000,000 in the aggregate (or, if less, the full amount of such assigning Lender's Revolving Credit Loans, L/C Participating Interests and Revolving Credit Commitments) and
(ii) if any Lender assigns all or any part of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower's prior written consent shall be required for such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Credit Commitment and L/C Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this subsection, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any of the events described in Section 9(f) shall have occurred and be continuing.

                 (d) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in subsection 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names, addresses and banking offices of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective against third parties only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                 (e) Notwithstanding anything in this Agreement to the contrary, no assignment under subsection 11.6(c) of any rights or obligations under or in respect of the Loans, the Notes or the Letters of Credit shall be effective unless and until the Administrative Agent shall have recorded the assignment pursuant to subsection 11.6(d). Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (other than in the case of an assignment by a Lender to an affiliate of such Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and the Borrower, at its own expense, shall, upon the request to the Administrative Agent by the assigning

Lender or the Assignee, as applicable, execute and deliver to the Administrative Agent (in exchange for the outstanding Notes of the assigning Lender) a new Revolving Credit Note to the order of such Assignee in an amount equal to the lesser of (A) the amount of such Assignee's Revolving Credit Commitment and (B) the aggregate principal amount of all Revolving Credit Loans made by such Assignee, after giving effect to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment hereunder, a new Revolving Credit Note to the order of the assigning Lender in an amount equal to the lesser of (A) the amount of such Lender's Revolving Credit Commitment and (B) the aggregate principal amount of all Revolving Credit Loans made by such Lender, after giving effect to such Assignment and Acceptance. Any such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. The assigning Lender shall promptly return its old Note to the Borrower marked "canceled".

                 (f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee, any and all financial information in such Lender's possession concerning the Loan Parties and their Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Loan Parties and their Affiliates prior to becoming a party to this Agreement; provided such Person agrees to maintain the confidentiality of such information in accordance with subsection 11.15.

                 (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

                 11.7 Adjustments; Set-off. (a) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans or Reimbursement Obligations, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or Reimbursement Obligations, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans or Reimbursement Obligations, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                 (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, during the continuation of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that, to the extent permitted by applicable law, the failure to give such notice shall not affect the validity of such set-off and application.

                 11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

                 11.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 11.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                 11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW.

                 11.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

                 (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                 (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                 (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

                 (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                 (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

                 11.13 Acknowledgments; Designated Senior Debt. The Borrower hereby acknowledges that:

                 (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                 (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

                 (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders; and

                 (d) the Notes and the Indebtedness evidenced hereby and thereby are "Designated Senior Debt" as such term is defined in the Senior Subordinated Indenture:

                 11.14 WAIVERS OF JURY TRIAL. THE PARTIES HERETO HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                 11.15 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,
(f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.


                  [Remainder of page intentionally left blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                       BELCO OIL & GAS CORP.


                                       By:
                                          ----------------------------
                                          Title:




                                       THE CHASE MANHATTAN BANK, as
                                         Administrative Agent, Issuing
                                         Lender and as a Lender


                                       By:
                                          ------------------------------------
                                          Title:




                                       CHRISTIANIA BANK OG KREDITKASSE ASA


                                       By:
                                          ------------------------------------
                                          Title:
                                          Name:


                                       By:
                                          ------------------------------------
                                          Title:
                                          Name:




                                       CREDIT LYONNAIS NEW YORK BRANCH


                                       By:
                                          ------------------------------------
                                          Title:
                                          Name:




                                       DEN NORSKE BANK ASA


                                       By:
                                          ------------------------------------
                                          Title:
                                          Name:


                                       By:
                                          ------------------------------------
                                          Title:
                                          Name:




                                       THE FUJI BANK, LIMITED


                                       By:
                                          ------------------------------------
                                          Title:
                                          Name:




                                       ROYAL BANK OF CANADA


                                       By:
                                          ------------------------------------
                                          Title:
                                          Name:




                                       THE SANWA BANK LIMITED


                                       By:
                                          ------------------------------------
                                          Title:
                                          Name:




                                       SOCIETE GENERALE, SOUTHWEST AGENCY


                                       By:
                                          ------------------------------------
                                          Title:
                                          Name: